UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CORELOGIC, INC.

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CoreLogic®

CORELOGIC, INC.
2019 PROXY STATEMENT

POWERING THE GLOBAL REAL ESTATE ECONOMY

NOTICE OF 2019 ANNUAL MEETING

March 19, 2019

Dear Fellow Stockholders,

You are cordially invited to attend our annual meeting of stockholders at 2:00 p.m. Pacific Time on Tuesday, April 30, 2019, at the executive offices of CoreLogic, Inc., located at 40 Pacifica, Irvine, California 92618. We have included a map and directions to our executive offices on the inside back cover of this proxy statement for your convenience.

Details regarding admission to the meeting and the business to be conducted are described in the accompanying notice of annual meeting and proxy statement. We have also made available a copy of our 2018 Annual Report to Stockholders (the “Annual Report”) with this proxy statement. We encourage you to read the Annual Report, which includes our audited financial statements and provides information about our business.

As in prior years, we have elected to provide access to our proxy materials over the Internet by mailing our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice provides information on how stockholders can obtain paper copies of our proxy materials if they so choose. This method expedites the receipt of your proxy materials, lowers the costs of our annual meeting and supports conservation of natural resources. If you would like more information, please see the Questions and Answers section of this proxy statement.

Thank you very much for your continued interest in CoreLogic.

Paul F. Folino	Frank D. Martell

Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time April 30, 2019 2:00 p.m. Pacific Time Place CoreLogic, Inc. 40 Pacifica, Irvine, CA 92618

Matters to be voted on at the 2019 Annual Meeting of Stockholders

1.  To elect the eleven persons named in the accompanying proxy statement to serve on our board of directors until the next annual meeting and until their respective successors are duly elected and qualified;

2.  To approve, on an advisory basis, the compensation of our named executive officers;

3.  To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4.  To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Record Date    Only stockholders of record at the close of business on March 4, 2019 are entitled to notice of and to vote at the Annual Meeting.

How to Vote Your Shares

By Internet: Visit the website listed on your proxy card, notice or voting instruction form	By Telephone: Call the phone number listed on your proxy card or voting instruction form

By Mail: Complete, sign, date, and return your proxy card or voting instruction form in the envelope provided	In Person: Attend our Annual Meeting and vote by ballot

Your Vote is Very Important    Even if you plan to attend the Annual Meeting, we encourage you to vote via the Internet, by telephone or by mail as soon as possible to ensure that your shares are represented at the Annual Meeting. We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

Arnold A. Pinkston

Chief Legal Officer and

Corporate Secretary

Irvine, California

March 19, 2019

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on April 30, 2019

Our Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders for the
year ended December 31, 2018 are available at www.viewproxy.com/corelogic/2019. You are encouraged to access and review all important information contained in our proxy materials before voting.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider prior to casting your vote at the 2019 annual meeting of stockholders (the “Annual Meeting”), and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING INFORMATION AND STOCKHOLDER VOTING MATTERS

Annual Meeting	Proposal		Board Voting Recommendation
Date & Time April 30, 2019 2:00 p.m. PT Place CoreLogic 40 Pacifica Irvine, CA 92618 Record Date March 4, 2019	1	Election of the eleven persons named in this proxy statement to serve on our board of directors until the next annual meeting and until their respective successors are duly elected and qualified	FOR each nominee
	2	Approval, on an advisory basis, of the compensation of our named executive officers	FOR
	3	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019	FOR

Mailing Date: This proxy statement and form of proxy are first being sent or made available to our stockholders on or about March 19, 2019.

CORELOGIC AT A GLANCE

We delivered strong operating and financial results in 2018 despite significant US mortgage market headwinds. In the face of these headwinds, we reduced our overall cost structure by more than $20 million through productivity initiatives and cost management, continued to invest in future growth and productivity initiatives, and completed targeted acquisitions to enhance our business mix by increasing our non-mortgage and international footprints while driving higher technology platform revenues. We invested in next generation technology capabilities focusing on data structures and visualization, technology platforms, and advanced automation techniques, which we expect will set a foundation for future growth and margin expansion. Finally, we enhanced our infrastructure capabilities as we initiated our migration to the Google Cloud platform.

Notable financial accomplishments in 2018 include:

•	Significant market outperformance as our 2018 revenues were down 3%, as compared with a 15% estimated drop in overall US mortgage market unit volumes.

•	Increased adjusted EBITDA by 3% and adjusted EPS by 15%, supported by our productivity and cost initiatives.

•	Generated $258 million of free cash flow (“FCF”) while reinvesting to drive future growth and margin expansion.

•	Delivered more than $20 million in cost management and productivity benefits.

•	Repurchased approximately 3% of our outstanding common shares.

Please see Appendix A for a detailed reconciliation of adjusted EBITDA, adjusted EPS and FCF to the most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”).

BOARD OF DIRECTOR NOMINEES

The following graphics and table provide summary information about each director nominee as of the date of this proxy statement. All of the directors possess strength of character, inquiring and independent minds, mature judgment and a deep commitment to our success.

Independent Gender Age Tenure

	Director Experience and Expertise							Committee Membership

Director	Joined CLGX Board		Public Company CEO/CFO	Technology	Real Estate/ Insurance	Financial/ M&A	Private Equity/ Investing	AC	SC	CC	NC
Paul F. Folino Chairman of the Board	2011		✓	✓				✓	✓	✓	✓
Frank D. Martell	2017		✓	✓	✓	✓	✓		✓
J. David Chatham	2010	*			✓	✓	✓	✓		Chair
Douglas C. Curling	2012		✓	✓	✓	✓	✓		✓		✓
John C. Dorman	2012		✓	✓		✓	✓		Chair
Claudia Fan Munce	2017			✓		✓	✓		✓	✓
Thomas C. O’Brien	2010	*	✓		✓		✓			✓	Chair
Vikrant Raina	2017			✓		✓	✓		✓		✓
Jaynie Miller Studenmund	2012			✓		✓				✓	✓
David F. Walker	2010			✓		✓		Chair	✓
Mary Lee Widener	2010	*			✓			✓

* Denotes the year that director joined our board of directors (“Board”) pursuant to the separation from our predecessor, The First American Corporation (“FAC”), in 2010. Messrs. Chatham and O’Brien joined the predecessor FAC board in 1989 and 2008, respectively, and Ms. Widener joined the predecessor FAC board in 2006.

AC  Audit Committee

SC  Strategic Planning and Acquisition Committee

CC  Compensation Committee

NC  Nominating & Corporate Governance Committee

  Audit Committee Financial Expert

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to sound and effective corporate governance practices that serve the long-term interests of our stockholders. The Board diligently exercises its oversight responsibilities with respect to the Company’s business and affairs consistent with the highest principles of business ethics and corporate governance.

Board Independence	Ten of our eleven directors (91%) are independent.
Independent Chairman	The offices of CEO and Chairman of the Board are separate, and our Chairman of the Board is an independent director.
Annual Election of Directors	Our Amended and Restated Bylaws (“Bylaws”) mandate that directors be elected annually.
Board Diversity

We have a diverse Board that includes the perspectives of three women, different professional and educational backgrounds, prior experience on other boards of directors, multiple political and social perspectives as well as directors of varying race and national origin.

Board Refreshment

The Board regularly reviews the skills and experience of current and prospective Board members to ensure it is positioned to address changes in the business and the markets in which we operate. In 2017, the Board added Ms. Munce and Mr. Raina to include their unique perspective and experience to the Board.

Active Stockholder Engagement	We actively engage with our stockholders to discuss strategy, operational performance, financial results, corporate governance, compensation programs and related matters.
Majority Voting Standard, with Resignation Policy

Our Bylaws mandate that directors be elected under a “majority of votes cast” standard in uncontested elections, and each incumbent director has submitted an irrevocable letter of resignation that becomes effective if he or she does not receive a majority of votes cast in accordance with our Corporate Governance Guidelines and the Board determines to accept the resignation.

Director Overboarding Policy

Our Corporate Governance Guidelines provide that our directors may not serve on more than five public company boards (including our Board), and our Audit Committee members may not serve on more than three public company audit committees (including our audit committee) without prior Board approval.

Annual Board and Committee Evaluations	The Board and each of its committees performs an annual evaluation under the direction of the Nominating and Corporate Governance Committee.
Director Stock Ownership Guidelines	All directors receive annual equity grants and must meet equity ownership requirements during their service with us.
Single Voting Class	We have only one class of voting securities.
Stockholder Right to Call Special Meetings	Stockholders holding 10% of more of our outstanding stock have the right to call a special meeting of stockholders.
Stockholder Right to Act by Written Consent	Stockholders may act by written consent on matters that could otherwise be acted upon at a meeting of stockholders.
No Poison Pill	We do not have a stockholder rights plan, commonly known as a “poison pill,” in place.

STOCKHOLDER ENGAGEMENT PROGRAM

The Board and executive management are committed to engaging with our stockholders. Throughout the year, executive management proactively and consistently meets with current and prospective stockholders to discuss our strategic priorities, operational performance, and financial results. Also, through these discussions or separate outreach efforts, we seek to engage our top stockholders to solicit feedback on corporate governance, our compensation program, and related matters. In 2018, we conducted such outreach to our top stockholders representing a majority of our outstanding shares; these stockholders did not express concerns over our corporate governance practices or compensation program design.

EXECUTIVE COMPENSATION

We Pay for Performance. Our philosophy is designed to:

•	attract, motivate and retain highly-qualified executive officers critical to our long-term success;

•	align the interests of our executive officers with the interests of our stockholders;

•

reward executive officers for achieving pre-defined rigorous financial goals and strategic objectives that may not yield current-period financial results but are expected to position us for enhanced results in future periods;

•	encourage strategic long-term development and profitable investment in the business;

•	motivate and reward appropriate risk-taking to grow the business; and

•	support pay practices with strong corporate governance and independent board oversight.

We aligned annual incentives to rigorous financial targets. The Company’s underlying pay-for-performance approach is intended to reward management appropriately in light of below- and above-expected performance results through use of a weighted combination of three performance metrics—revenue, adjusted EBITDA, and FCF.

We assessed and rewarded our most significant strategic accomplishments. Our decisions on ICP awards took into consideration a number of key accomplishments in 2018 across our three strategic areas of focus—growth and innovation, operational excellence, and high performing organization.

We did not make across-the-board increases in base salaries for the 6th consecutive year. Notwithstanding strong results, consistent with our practices in recent years, our Compensation Committee did not increase NEO base salaries for market trends. The Compensation Committee adjusted Mr. Martell’s salary in recognition of his strong leadership and management of the business through a challenging US mortgage market environment. Our Compensation Committee also adjusted the salary for Mr. Balas in recognition of his continued strong leadership in his CFO role. The new salaries for Mr. Martell and Mr. Balas move each of them to more competitive pay levels.

What We Do

✓	Review total compensation relative to the median of a Peer Group of industry-aligned companies with similar executive talent needs

✓	Tie annual incentives to achievement of multiple rigorous financial and operating goals

✓	Use performance-based vesting for 50% of long-term compensation, tied to achievement of stretch EPS targets and total stockholder return (“TSR”) relative to our peers

✓	Cap performance-based vesting of performance shares at 150% of target if 3-year TSR ranks below 55th percentile

✓	Require achievement of threshold adjusted net income level to be eligible to vest in RSU awards

✓	Maintain robust stock ownership guidelines and require covered executives to retain 50% of net after-tax shares earned until the guidelines are met

✓	Maintain a claw-back policy for incentive payments

✓	Use an independent compensation consultant retained directly by our Compensation Committee, in its sole discretion, who performs no consulting or other services for management

✓	Require double-trigger for accelerated vesting upon termination of employment following a change in control

✓	Assess annually potential risks relating to the Company’s compensation policies and practices

What We Don’t Do

×	Incentivize participants to take excessive risks

×	Award bonuses to our executive officers outside of our incentive compensation plan (“ICP”)

×	Allow margining, derivative, or speculative transactions, such as hedges, pledges, and margin accounts, by executive officers

×	Provide excessive perquisites

×	Provide excise tax gross-ups upon termination with a change in control or tax gross-ups for other compensation

×	Allow for repricing of stock options without stockholder approval

×	Pay “single-trigger” change-of-control cash payments or have “single-trigger” equity vesting

PROPOSAL 1 – ELECTION OF DIRECTORS

OUR BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES

General Our Bylaws require that directors be elected annually, and our Amended and Restated Certificate of Incorporation provides that the Board shall consist of such number of directors, as is determined from time to time, exclusively by resolution adopted by the affirmative vote of a majority of the directors then in office. Pursuant to resolutions adopted by the Board, our Board consists of 11 directors, all of whom, other than Frank D. Martell, our President and Chief Executive Officer, is “independent” pursuant to the applicable rules of the New York Stock Exchange (“NYSE”).

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the 11 individuals set forth under “Nominees” below for election at the Annual Meeting, to serve until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified.

Voting Standard Under our Bylaws, in an uncontested election, each director nominee will be elected to the Board to serve until the next annual meeting and until his or her successor is duly elected and qualified, if the nominee receives a majority of votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) with respect to such director nominee’s election. Under our Corporate Governance Guidelines, each director nominee who was in office prior to the election (each, an “incumbent director”) is required to submit, and has submitted, to the Board an irrevocable letter of resignation from the Board and all committees thereof, which will become effective if the director does not receive a majority of votes cast and the Board determines to accept the resignation. The Nominating and Corporate Governance Committee will make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the recommendation of the Nominating and Corporate Governance Committee within 90 days from the date the election results are certified and thereafter promptly disclose its decision in a Current Report on Form 8-K.

The majority voting standard does not apply, however, in a contested election, where the number of nominees for director exceeds the number of directors to be elected. In a contested election, directors are instead elected by a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors (meaning that the number of director nominees who receive the highest number of shares voted “for” their election are elected). The election of directors at the Annual Meeting will not be contested. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and, therefore, will not be counted in determining the outcome of the election of the director nominees.

Nominees Set forth below is information concerning each person nominated and recommended to be elected as a director by our Board. The information set forth below is as of the date of this proxy statement. All of the nominees currently serve as our directors and were previously elected to the present term of office at our 2018 annual meeting of stockholders.

All of the director nominees listed below have consented to being named in this proxy statement and to serve as directors if elected. If any nominee should become unable or unwilling for good cause to serve as a director, the proxies will be voted for such substitute nominee(s) as shall be designated by our Board or our Board may reduce the number of directors on our Board. Our Board currently has no knowledge that any of the nominees will be unable or unwilling to serve.

See the section entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” for information pertaining to stock ownership of the nominees. There are no family relationships among any of the nominees or any of our executive officers. In addition, there were and are no arrangements or understandings between any director and any other person pursuant to which any director was or is to be selected as a director.

J. David Chatham Age 68	Director since 2010
Board Committees | Audit, Compensation (Chair)

Biographical Information Mr. Chatham has served as President and Chief Executive Officer of Chatham Holdings Corporation and the Chatham family of real estate businesses, specializing in real estate development, building, brokerage, asset management, mortgage lending, valuation/independent appraisal and other associated industries, since 1991. Mr. Chatham joined the Board of our predecessor company in 1989 and became a member of our Board in June 2010. From 2003 to 2009, he served on the Board of First Advantage Corporation, a former Nasdaq-listed company and former subsidiary of ours, which provided screening analytics and identity solutions. During his career, Mr. Chatham received a gubernatorial appointment to both the Georgia Growth Strategies Commission and the Department of Community Affairs Board. In addition, he received the Free Enterprise Award from the Georgia Society of CPAs and serves as an Emeritus Trustee of the University of Georgia, as well as on numerous industry boards.

Qualifications and Experience Through his significant experience in the real estate arena, Mr. Chatham enhances our Board’s understanding of the mortgage, valuation and appraisal businesses as well as the residential and commercial real estate markets. His broad executive and board experience provides particularly useful background for his service as Chair of the Compensation Committee and as a member of our Audit Committee.

Douglas C. Curling Age 64	Director since 2012
Board Committees | Nominating and Corporate Governance, Strategic Planning & Acquisition Public Company Board | Aaron’s, Inc.

Biographical Information Since 2010, Mr. Curling has been a principal and managing director of New Kent Capital LLC, a family-run investment business, and a principal at New Kent Consulting LLC, a consulting business that he founded. From 1997 until 2008, Mr. Curling held various executive positions at ChoicePoint Inc., a provider of identification and credential verification services that was sold to Reed Elsevier, including serving as President from 2002 to 2008, as Chief Operating Officer from 1999 to 2008 and as Executive Vice President, Chief Financial Officer and Treasurer from 1997 to 1999. Mr. Curling also served as a director of ChoicePoint Inc. from 2000 to 2008. Prior to joining ChoicePoint Inc., Mr. Curling served in various financial roles at Equifax, Inc., a credit bureau, from 1989 to 1997. Mr. Curling currently serves as a director of Aaron’s, Inc., a specialty retailer of furniture, consumer electronics, computers, appliances and home accessories.

Qualifications and Experience Mr. Curling brings his experience operating a publicly traded data business and deep knowledge of the insurance industry to provide insight on data monetization and growth strategies. His operational background and board experience are particularly useful for his service as a member of the Nominating and Corporate Governance Committee and the Strategic Planning Committee.

John C. Dorman Age 68	Director since 2012
Board Committees | Audit, Strategic Planning and Acquisition (Chair)

Biographical Information Mr. Dorman is a private investor. He previously served as the Chairman from 2010 to March 2013, co-Chairman in 2010 and interim Chief Executive Officer in 2010 of Online Resources Corporation, a developer and supplier of electronic payment services that was acquired by ACI Worldwide, Inc. Prior to that, from 1998 to 2003, he served as Chief Executive Officer of Digital Insight Corporation, a provider of software as a service for online banking and bill payment for financial institutions that was acquired by Intuit, Inc., and as Senior Vice President of the Global Financial Services Division of Oracle Corporation from 1997 to 1998. From 1983 to 1997, Mr. Dorman was the Chief Executive Officer of Treasury Services Corporation, a provider of modeling and analysis software for financial institutions, which was acquired by Oracle Corporation in 1997. Mr. Dorman currently serves as a director of loanDepot, LLC, a national non-bank lender serving consumers, and DeepDyve, Inc., an online rental service for scientific and scholarly research.

Qualifications and Experience Mr. Dorman’s prior experience as chief executive officer of a technology service provider during a period of rapid growth and expansion enables him to provide insights into our operational, technology and growth strategies. His strategic perspective in the financial innovation space and board experience are also particularly useful for his service as Chair of our Strategic Planning and Acquisition Committee and as a member of our Audit Committee.

Paul F. Folino, Chairman of the Board Age 74	Director since 2011
Board Committees | Audit, Compensation, Nominating and Corporate Governance, Strategic Planning and Acquisition Public Company Board | Lantronix, Inc.

Biographical Information Mr. Folino was Executive Chairman of the Board of Emulex Corporation, an information technology product manufacturer specializing in servers, network and storage devices for data centers, from 2006 until his retirement in 2011, and continued as a board member until 2015. Previously, he served as a director of Emulex from 1993 to 2015, as Chairman from 2002 to 2006, and as Chief Executive Officer from 1993 to 2006. Mr. Folino serves on the Board of Lantronix, Inc., a provider of device networking and remote access products for remote IT management, Commercial Bank of California, a full-service FDIC-insured community bank, and on several charitable organizations. Mr. Folio previously served on the board of Microsemi Corporation, a provider of semiconductor solutions, from 2004 until its sale in 2018.

Qualifications and Experience Mr. Folino brings significant expertise regarding information technology and intellectual property. With his strong executive background, Mr. Folino provides valued input on a variety of leadership, strategy, corporate governance and organizational matters. His extensive experience as a director of publicly traded companies is particularly useful for his service as our Chairman of the Board.

Frank D. Martell Age 59	Director since 2017
Board Committee | Strategic Planning and Acquisition

Biographical Information Mr. Martell has served as our President and Chief Executive Officer since March 2017. Prior to that he served as our Chief Financial Officer from August 2011 to April 2016 and Chief Operating Officer from July 2014 to March 2017. Before joining the Company, Mr. Martell served as the President and Chief Executive Officer of the Western Institutional Review Board from 2010 to 2011, a leading provider of review, approval and oversight for clinical research studies involving human subjects, and before that as Chief Financial Officer of Information Services Group, Inc. from 2007 to 2009 and Advantage Solutions from 2009 to 2010. From 1996 to 2006, Mr. Martell held various leadership positions at ACNielsen Corporation, including President of Asia Pacific and Emerging Markets, Executive Vice President of the Marketing Information Group, and Chief Operating Officer of ACNielsen and president of Europe, Middle East and Africa. Mr. Martell spent the initial 15 years of his business career in a variety of financial leadership roles at General Electric. Mr. Martell currently serves on the Board of Bank of the West, a wholly-owned subsidiary of BNP Paribas, and the Mortgage Bankers Association. Mr. Martell also serves on the Board of Operation HOPE, a provider of financial literacy empowerment for youth and financial capability for communities.

Qualifications and Experience Mr. Martell has worked with us in various executive leadership capacities for over seven years to transform the Company into a global leader in residential property-related data-driven insights. He is a proven leader of data-driven organizations with a track record of delivering exceptional operating and financial performance. In addition, Mr. Martell’s position as our President and Chief Executive Officer gives him intimate knowledge of our culture, operations, strategy, financial and competitive position.

Claudia Fan Munce Age 59	Director since 2017
Board Committees | Compensation, Strategic Planning and Acquisition Public Company Board | Best Buy Co., Inc.

Biographical Information Ms. Munce has served as a Venture Advisor at New Enterprise Associates, one of the world’s largest and most active venture capital firms, since January 2016. Previously, she served as a Managing Director of IBM Venture Capital Group and Vice President of Corporate Strategy at IBM Corp. from 2004 to 2015; Director of Strategy, IBM Venture Capital Group from 2003 to 2004; and Head of Technology Transfer and Licensing, IBM Research from 1994 to 2000. Ms. Munce serves on the Board of Best Buy Co., Inc., a retailer of electronic goods and services, and Bank of the West, a wholly-owned subsidiary of BNP Paribas, as well as several industry boards of directors.

Qualifications and Experience Ms. Munce has been certified as a cybersecurity oversight director by the NACD and brings extensive experience in identifying emerging technologies and helping firms advance growth, and provides particular expertise in technology, innovation and strategy. This experience is particularly useful as a member of our Strategic Planning and Acquisition Committee.

Thomas C. O’Brien Age 69	Director since 2010
Board Committees | Compensation, Nominating and Corporate Governance (Chair)

Biographical Information Mr. O’Brien served as the Chief Executive Officer and President of Insurance Auto Auctions Inc., a provider of specialized services for automobile insurance from 2000 to April 2014, and as a director from 2000 to 2007. Mr. O’Brien joined the Board of our predecessor in 2008 and became a member of our Board in June 2010. Mr. O’Brien is the Chairman of the Board of PartsTrader Markets Limited, an online tendering system based in New Zealand. He previously served on the Board of KAR Auction Services, Inc., a provider of vehicle auction services in North America, from 2007 to June 2014, and of Fenix Parts, Inc., a recycler and reseller of automotive parts, from May 2015 to February 2018.

Qualifications and Experience As a result of his experience as a Chief Executive Officer, Mr. O’Brien provides valued insight into our management practices. His leadership skills, board experience and background in corporate governance are particularly useful for his service as Chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee.

Vikrant Raina Age 51	Director since 2017
Board Committees | Nominating and Corporate Governance, Strategic Planning and Acquisition

Biographical Information Mr. Raina has served as Managing Partner of BV Investment Partners, a middle-market private equity firm focused on technology services and business services sectors, since 1999, where he currently manages the firm’s investment strategy, risk management and limited partnership relations activities and chairs the Investment, Operating and Valuation committees. Prior to that, he was an Executive Director in the communications, media and technology group at Goldman Sachs (Asia) and a project leader at The Boston Consulting Group. Through his role at BV Investment Partners, Mr. Raina serves on a variety of private company boards of directors.

Qualifications and Experience Mr. Raina brings extensive experience in identifying emerging technologies and helping firms advance growth, and contributes deep experience in technology services, business services, risk management and investment strategies. This experience is particularly useful as a member of our Strategic Planning and Acquisition Committee.

Jaynie Miller Studenmund Age 64	Director since 2012
Board Committees | Compensation, Nominating and Corporate Governance Public Company Boards | ExlService Holdings, Inc., Western Asset Management

Biographical Information From January 2001 to January 2004, Ms. Studenmund was Chief Operating Officer of Overture Services, Inc., the creator of paid search advertising, which was acquired by Yahoo, Inc. From 1999 to 2001, Ms. Studenmund was President and Chief Operating Officer of PayMyBills.com, a leading online bill management company. Prior to this, Ms. Studenmund held senior positions in the financial services industry, serving as Executive Vice President and head of retail banking at Great Western Bank and Home Savings Bank (now part of JPMorgan Chase) from 1995 to 1997, and as Executive Vice President and head of retail banking and Chief Marketing Officer at First Interstate Bank (now part of Wells Fargo) from 1984 to 1995. Ms. Studenmund has served as a director of ExlService Holdings, Inc., an operations management and analytics company, since September 2018; as a director for several public funds as well as other funds for Western Asset Management, a major fixed income fund, since 2004; and as a director of several private companies. Previously, Ms. Studenmund served as a director of Pinnacle Entertainment, Inc., an owner, operator and developer of casinos and related hospitality and entertainment facilities, from 2012 to 2018, LifeLock, Inc., an identity theft protection company, from 2015 to 2017, Orbitz Worldwide, Inc., an online travel company, from 2007 to February 2014, and eHarmony, an online dating service and match provider. Ms. Studenmund has more than 35 years of executive management and operational experience across a diverse group of businesses and is also a seasoned director.

Qualifications and Experience Ms. Studenmund has spent much of her career in financial services, including serving as the senior executive for some of the largest consumer and banking businesses, and in significant digital businesses. She is also a seasoned executive and director, having guided the growth and development of several technology and internet companies, including LifeLock, Orbitz Worldwide, ExiService, PayMyBills, and Overature Services. Ms. Studenmund’s deep executive and board experience is particularly useful background for her service as a member of our Compensation and Nominating and Corporate Governance Committees.

David Walker Age 65	Director since 2010
Board Committees | Audit (Chair), Strategic Planning and Acquisition Public Company Boards | Chicos FAS, Inc., CommVault Systems, Inc.

Biographical Information Mr. Walker served as the director of the Program of Accountancy at the University of South Florida in St. Petersburg from 2002 through June 2009, and also led the Program of Distinction in Social Responsibility and Corporate Reporting at the University during that time. From 1986 to 2002, Mr. Walker was a partner with Arthur Andersen LLP, an accounting firm, having led the firm’s assurance and business advisory practice for the Florida Caribbean Region from 1999 through 2002. Mr. Walker joined the Board of our predecessor company in 2010 and became a member of our Board in June 2010. Mr. Walker also serves on the Boards of CommVault Systems, Inc., a data and information management software company, and Chico’s FAS, Inc., a women’s specialty retailer, where he is currently Chairman of the Board. Mr. Walker previously served as a director of Technology Research Corporation, Inc. and First Advantage Corporation.

Qualifications and Experience Mr. Walker is a certified public accountant and certified fraud examiner. His extensive experience in public accounting and on corporate boards, including as Chairman of the Board of Chico’s and a past and present chair of other audit committees, together with his role as an NACD Board Leadership Fellow, contribute to the Board’s oversight of our financial reporting, controls and risk management. Mr. Walker’s background is particularly useful for his service as Chair of our Audit Committee and member of our Strategic Planning and Acquisition Committee.

Mary Lee Widener Age 80	Director since 2010
Board Committee | Audit

Biographical Information Ms. Widener is a community investment consultant. From 1974 until her retirement in 2009, Ms. Widener was President and Chief Executive Officer of Neighborhood Housing Services of America, Inc., a nonprofit housing agency. Ms. Widener joined the Board of our predecessor in 2006 and became a member of our Board in June 2010. Ms. Widener also previously served on the Board of The PMI Group, Inc. from 1995 to October 2013 and served as Chairman of the Federal Home Loan Bank of San Francisco from 1994 to 2004. Ms. Widener has been involved in her community throughout her career and was instrumental in the development of a degree program in support of the community development field at the University of San Francisco College of Professional Studies.

Qualifications and Experience Given her extensive experience with organizations dedicated to revitalizing neighborhoods and increasing homeownership opportunities, Ms. Widener brings to our Board a valuable perspective on housing policy. She provides a strong understanding of the opportunities we have to improve home ownership in underserved communities and the challenges residents face in purchasing homes in those communities. Her executive experience is also particularly relevant background for her service as a member of our Audit Committee.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast a non-binding vote to approve, on an advisory basis, the compensation of our named executive officers, or NEOs. We urge stockholders to read the “Compensation Discussion and Analysis” section below, which describes in more detail how our executive compensation policies and practices are designed and operate to achieve our pay for performance compensation philosophy, as well as the “Summary Compensation Table” and other related compensation tables and narratives.

Our compensation program is heavily weighted toward performance-based compensation that provides a direct link between rigorous goals for corporate performance and pay outcomes for our executive officers. Our annual incentive plan also ties pay outcomes to the achievement of key strategic objectives that we believe will drive longer-term value to stockholders. We believe that our compensation program provides effective incentives for strong operating results by appropriately aligning pay and performance.

In the advisory vote at our 2018 annual meeting, 98% of the votes cast by our stockholders supported our executive compensation policies and practices. While we have regularly received strong support for our executive pay practices, the Compensation Committee, with advice from independent third-party advisors, continues to engage in periodic reviews of our executive compensation and benefits programs and makes changes as appropriate to reflect our compensation philosophy and objectives, with consideration given to evolving trends and stockholder feedback.

Accordingly, the Board requests your advisory vote to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby APPROVED.”

This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding upon us or the Board, and will not be construed as overruling a decision by us or the Board or creating or implying any additional fiduciary duty for us or our Board. The Board and the Compensation Committee value the opinions of our stockholders. The Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

Our policy is to provide stockholders with an annual opportunity to approve the compensation of the NEOs. The next advisory vote on the compensation of our NEOs will occur at the 2020 annual meeting of stockholders.

Voting Standard Approval, on an advisory basis, of the compensation of our NEOs requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the meeting and entitled to vote on the proposal, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have the same effect as a vote “against” this proposal, and broker-non votes will not be counted in determining the outcome of this proposal.

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee conducts an annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence. The Audit Committee exercises sole authority to approve all audit engagement fees. In addition to ensuring the regular rotation of the lead audit engagement partner at least every five years as required by law, the Audit Committee is involved in the selection of, and reviews and evaluates, the lead audit engagement partner.

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019. PwC has audited the historical consolidated financial statements of our Company since June 2010, and of our predecessor, FAC, for all annual periods since 1954. To help ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

Representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval by our Bylaws, but the Audit Committee is seeking ratification of its selection of PwC from our stockholders as a matter of good corporate governance. If the stockholders do not ratify this selection, the Audit Committee may, in its discretion, reconsider its selection of PwC and will either continue to retain PwC or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Voting Standard Ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the meeting and entitled to vote on the proposal, a majority of them must be voted “for” the proposal for it to be approved). Abstentions will have the same effect as a vote “against” this proposal. We do not expect any broker non-votes on this matter.

Report of the Audit Committee

The following report of the Audit Committee is not soliciting material, is not deemed filed with the U.S. Securities and Exchange Commission (the “SEC”) and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

The Audit Committee consists of five non-management directors: Messrs. Walker, Chatham, Dorman and Folino and Ms. Widener. All of the members meet the independence criteria and financial literacy requirements of the SEC and NYSE rules. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Investors section of our website under Leadership & Governance—Highlights at www.corelogic.com.

The Audit Committee reviews the Company’s accounting policies and financial reporting and disclosure practices, system of internal controls, internal audit process and the process for monitoring compliance with laws, regulations and corporate policies on behalf of the Board. The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the public reporting process. The Audit Committee has reviewed the Company’s audited consolidated financial statements and discussed them with management, although the Audit Committee members are not the auditors or certifiers of the Company’s financial statements.

PwC, the Company’s independent registered public accounting firm for 2018, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters required to be discussed by applicable auditing standards, including Auditing Standard 1301, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee, and has discussed with PwC its independence.

Based on the reviews and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and be filed with the SEC.

Audit Committee

David F. Walker (Chairman)

J. David Chatham

John C. Dorman

Paul F. Folino

Mary Lee Widener

Independent Auditor Information

Principal Accounting Fees and Services

The Audit Committee oversees the audit and non-audit services provided by PwC and receives periodic reports on the fees paid. The aggregate fees billed for each of the last two fiscal years for professional services rendered by PwC in the four categories of service set forth in the table below are as follows:

Aggregate fees billed in year	2018	2017
Audit Fees	$3,084,333	$3,088,466
Audit-Related Fees (1)	1,430,496	1,326,016
Tax Fees (2)	70,387	118,162
All Other Fees (3)	15,901	13,889
Total Fees	$4,601,117	$4,546,534

(1)

Fees in 2018 primarily related to due diligence procedures for certain acquisitions and review of procedures in connection with the implementation of updated accounting guidance. Fees in 2017 primarily related to diligence procedures over certain acquisitions and assessment of procedures in connection with the implementation of updated accounting guidance over revenue recognition.

(2)	Fees incurred for tax advice, compliance and planning over transfer pricing and acquisition of certain businesses.

(3)	Fees primarily incurred for services related to the compilation of statutory financial statements.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee retained PwC (along with other accounting firms) to provide non-audit services in 2018. We understand the need for PwC to maintain objectivity and independence as the auditor of our financial statements and our internal control over financial reporting. Accordingly, the Audit Committee has established the following policies and processes related to audit and non-audit services.

The Audit Committee’s policy is to pre-approve all engagements of our independent registered public accounting firm for audit and non-audit services. The Audit Committee’s pre-approval policy identifies specific services and assigns pre-approved spending thresholds for each group of non-audit services. This policy works in conjunction with our independent registered public accounting firm’s annual audit services fee schedule, which is also approved by the Audit Committee. Any services not pre-approved or not covered by the policy or the audit services fee schedule are submitted to the Audit Committee’s chairman, as the Audit Committee’s designee, for review and approval and are subsequently ratified by the Audit Committee at its next meeting, as appropriate.

All services provided by PwC during the fiscal years ended December 31, 2018 and 2017 were pre-approved by the Audit Committee or its designee.

The Audit Committee has concluded that PwC’s provision of audit and non-audit services to the Company is compatible with PwC’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the ownership of our common stock as of December 31, 2018 by the persons or groups of stockholders who are known to us to be the beneficial owners of 5% or more of our shares of common stock as of March 4, 2019 (using the number of shares outstanding on this date for calculating the percentage). The information regarding beneficial owners of 5% or more of our shares of common stock is based solely on public filings made by such owners with the SEC.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc. (1)	13,841,628	17.3%
The Vanguard Group (2)	7,641,666	9.5%
BlackRock, Inc. (3)	7,208,307	9.0%
Harris Associates L.P. and affiliates (4)	4,029,333	5.0%

(1)

According to a Schedule 13G/A filed February 14, 2019, as of December 31, 2018, these securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as a registered investment adviser with power to direct investments and/or sole power to vote the securities and by T. Rowe Price Mid-Cap Growth Fund, Inc., an investment company. The Schedule 13G/A reports that Price Associates has sole voting power with respect to 4,761,708 shares and sole dispositive power with respect to 13,841,628 shares and T. Rowe Price Mid-Cap Growth Fund, Inc. has sole voting power with respect to 6,022,000 shares. The address of the principal business office of the reporting entities is 100 East Pratt Street, Baltimore, Maryland 21202.

(2)

According to a Schedule 13G/A filed February 11, 2019, as of December 31, 2018, these securities are owned by The Vanguard Group and two wholly-owned subsidiaries, Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”), as investment managers of collective trust accounts and Australian investment offerings, respectively. The Schedule 13G/A reports that VFTC is the beneficial owner of 34,065 shares and VIA is the beneficial owner of 20,661 shares. The Vanguard Group is a registered investment adviser and has sole voting power with respect to 44,104 shares, shared voting power with respect to 10,622 shares, sole dispositive power with respect to 7,596,979 shares and shared dispositive power with respect to 44,687 shares. The address of the principal business office of the reporting entity is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)

According to a Schedule 13G/A filed February 4, 2019, as of December 31, 2018, BlackRock, Inc. is a parent holding company with sole voting power with respect to 6,892,909 shares and sole dispositive power with respect to 7,208,307 shares, reporting on behalf of certain related subsidiaries. The address of the principal business office of the reporting entity is 55 East 52nd Street, New York, New York 10055.

(4)

According to a Schedule 13G filed February 14, 2019, as of December 31, 2018, Harris Associates L.P., and Harris Associates Inc. each have sole voting power with respect to 3,277,333 shares and sole dispositive power with respect to 4,029,333 shares. The Schedule 13G provides that by reason of advisory and other relationships giving it the power to vote the shares, Harris Associates L.P. may be deemed to be the beneficial owner of the shares reported therein. Harris Associates Inc. is the general partner of Harris Associates L.P. The address of the principal business office of the reporting entities is 111 S. Wacker Drive, Suite 4600, Chicago, Illinois 60606.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the total number of shares of our common stock beneficially owned and the percentage of the shares so owned as of March 4, 2019 by:

•	each director;

•	each executive officer named in the “Summary Compensation Table”; and

•	all directors and current executive officers as a group.

Unless otherwise indicated in the notes following the table, the persons listed in the table below are the beneficial owners of the listed shares with sole voting and investment power (or, where applicable, shared power with such individual’s spouse and subject to community property laws) over the shares listed. Shares vesting or subject to rights exercisable within 60 days after March 4, 2019 are treated as outstanding in determining the amount and percentage beneficially owned by a person or entity.

Stockholders	Number of shares of Common Stock	Percent if greater than 1%
Directors
J. David Chatham	43,063	—
Douglas C. Curling	46,913	—
John C. Dorman	13,190	—
Paul F. Folino	11,002	—
Frank D. Martell	410,869	—
Claudia Fan Munce	4,945	—
Thomas C. O’Brien	28,058	—
Vikrant Raina	4,945	—
Jaynie Miller Studenmund	27,014	—
David F. Walker	43,280	—
Mary Lee Widener	8,068	—
Current NEOs who are not directors
James L. Balas	68,547	—
Barry M. Sando	198,215	—
Arnold A. Pinkston	1,936	—
All directors and current executive officers as a group (14 persons)	910,045	1.1%

The shares set forth in the table above include shares that the following directors and NEOs, as well as directors and current executive officers as a group, have the right to acquire within 60 days of March 4, 2019 pursuant to the vesting of restricted stock units (“RSUs”) or the exercise of stock options in the amounts set forth below:

Stockholders	Number of shares of Common Stock	Percent if greater than 1%
J. David Chatham	3,190	—
Douglas C. Curling	3,190	—
John C. Dorman	3,190	—
Paul F. Folino	3,190	—
Frank D. Martell	242,763	—
Claudia Fan Munce	3,190	—
Thomas C. O’Brien	3,190	—
Vikrant Raina	3,190	—
Jaynie Miller Studenmund	3,190	—
David F. Walker	3,190	—
Mary Lee Widener	3,190	—
James L. Balas	27,937	—
Barry M. Sando	75,711	—
Arnold A. Pinkston	0	—
All directors and current executive officers as a group (14 persons)	378,311	—

Securities Authorized for Issuance under Equity Compensation Plans

We currently maintain two equity compensation plans: the CoreLogic, Inc. 2018 Performance Incentive Plan (the “2018 Plan”) and the 2012 Employee Stock Purchase Plan (“2012 ESPP”). We currently have outstanding awards under The CoreLogic, Inc. Amended and Restated 2011 Performance Incentive Plan, as amended (“2011 Plan”) and the 2006 Incentive Compensation Plan (the “2006 Plan”); however, we are no longer authorized to grant new awards under these plans. Each of the 2018 Plan, the 2011 Plan, the 2012 ESPP and the 2006 Plan was approved by our stockholders.

The following table sets forth, for each of our equity compensation plans, the number of shares of common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2018.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights) (1) (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	3,204,731	(1)	$20.17	(2)	11,614,373	(3)

(1)

Of these shares, 471,520 were subject to options still outstanding under the 2011 Plan, 2,354,435 were subject to stock unit awards then outstanding under the 2011 Plan (which currently count as 4,708,870 under the 2011 Plan (2 shares for each share issued), 280,426 were subject to stock unit awards then outstanding under the 2018 Plan (which count as 560,852 under the 2018 Plan) and 98,350 were subject to options still outstanding under the 2006 Plan. Of the 2,634,861 shares subject to stock unit awards under the plans described above, 1,547,556 shares are subject to performance-based awards assuming that the maximum level of performance with respect to such awards is achieved. Note that the actual number of shares to be issued with respect to these performance-based awards will vary depending on the applicable level of performance achieved, with such number ranging from zero to the maximum level indicated above.

(2)

This weighted-average exercise price does not reflect the shares that will be issued upon the payment of outstanding restricted stock units and is calculated solely with respect to outstanding unexercised stock options.

(3)

Represents 10,656,593 shares available for future issuance under the 2018 Plan, and 957,780 shares available for future issuance under the 2012 ESPP. Shares available under the 2018 Plan may be used for any type of award authorized in the 2018 Plan (subject to certain limitations of the 2018 Plan) including stock options, stock appreciation rights, stock units, restricted stock, performance-based awards, stock bonuses and other awards payable in share of our common stock.

CORPORATE GOVERNANCE AND BOARD MATTERS

Committees of the Board; Committee Charters

There are currently four standing committees of the Board: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning and Acquisition Committee. In addition to the four standing committees, the Board may approve, and has from time to time approved, the creation of special committees or subcommittees to act on behalf of the Board.

Each of the standing committees operates under a written charter adopted by the Board. The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on the Investors section of our website under Leadership & Governance—Highlights at www.corelogic.com. Each committee reviews and reassesses the adequacy of its charter annually, conducts annual evaluations of its performance with respect to its duties and responsibilities as laid out in the charter, and reports regularly to the Board with respect to the committee’s activities.

Audit Committee
Members	Committee Functions

David F. Walker*, Chairman

J. David Chatham

John C. Dorman*

Paul F. Folino

Mary Lee Widener

Meetings in 2018: six

* Our Board has determined that each of Messrs. Walker and Dorman is an “audit committee financial expert” within the meaning of the SEC’s rules and regulations and that each member of our Audit Committee is “independent” under applicable SEC rules and the listing standards of the NYSE and is “financially literate” under the listing standards of the NYSE.

•  overseeing the integrity of our financial reporting processes in consultation with the independent auditor, management and our internal audit function;

•  reviewing internal auditing procedures and results;

•  appointing, compensating, retaining, evaluating and overseeing our independent registered public accounting firm;

•  engaging with our compliance and risk management executives to review the state of enterprise risk management and compliance programs with a view to understanding the steps management has taken to monitor and control our major risk exposures;

•  reviewing with internal counsel the state of litigation, claims and regulatory matters and overseeing our compliance with legal and regulatory matters;

•  discussing with management, internal audit and external advisors the state of internal controls and our practices with respect to financial disclosure;

•  directing and supervising investigations into matters within the scope of its duties; and

•  reviewing with the independent registered public accounting firm the plan and results of its audit and determining the nature of other services to be performed by, and fees to be paid to, such firm.

The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters, and for the submission by our employees or third parties of concerns regarding questionable accounting or auditing matters or other ethics and compliance-related matters. Our 24-hour, toll-free hotline is available for the submission of such concerns or complaints at 1-888-632-5395 or concerns or complaints may also be reported online at https://corelogic.alertline.com. To the extent required by applicable law, individuals wishing to remain anonymous or to otherwise express their concerns or complaints confidentially are permitted to do so.

Compensation Committee
Members	Committee Functions
J. David Chatham, Chairman Paul F. Folino Claudia Fan Munce Thomas C. O’Brien Jaynie Studenmund Meetings in 2018: six

•  establishing and reviewing our compensation philosophy;

•  overseeing the design and reviewing the operation of all executive compensation and employee benefit plans and programs;

•  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, including annual performance objectives, and evaluating our chief executive officer in light of those objectives;

•  reviewing and approving the compensation of our executive officers;

•  reviewing and approving awards of equity under the Company’s equity-based plans;

•  responsibility for review and approval of employment agreements with our chief executive officer and other executive officers; and

•  exercising oversight of the Company’s disclosures regarding executive compensation, including reviewing the Compensation Discussion and Analysis contained in our proxy statement and preparing the Compensation Committee Report for inclusion in our proxy statement.

The Compensation Committee also has key oversight responsibilities in the following areas, all of which are described in more detail elsewhere in this proxy statement:

•  assessing risk in relation to the Company’s compensation policies and practices;

•  reviewing and making recommendations to the Board concerning development and succession planning; and

•  reviewing and recommending to the Board the form and level of non-management director compensation.

Committee Advisors. Pay Governance LLC (“Pay Governance”) was retained as the Compensation Committee’s independent compensation consultant. The Compensation Committee also seeks input from our Chief Executive Officer, Chief Financial Officer, Chief Human Resources Officer and Chief Legal Officer when making decisions regarding compensation matters. During 2018, Pay Governance attended all six Compensation Committee meetings.

Pay Governance provided to the Compensation Committee, among other things, guidance as to our peer group for 2018 compensation for executive compensation comparison purposes; director compensation for 2018; and determining 2018 total compensation of each of our executive officers and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts and (3) the structure and target amount of long-term incentive awards.

Pay Governance did not perform any services for the Company and the Compensation Committee does not believe that the services performed by Pay Governance raised any conflict of interest. The Compensation Committee regularly reviews the services provided by its independent compensation consultant.

Committee Independence. Our Board has determined that each member of our Compensation Committee is “independent” under applicable listing standards of the NYSE. In making its independence determination for each member of the Compensation Committee, our Board considered whether the director has a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. In addition, our Board has determined that each of Messrs. Chatham, Folino, O’Brien and Ms. Studenmund is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Code.

Equity Awards Committee. The Equity Awards Committee was created by the Board in 2016 and has been delegated limited authority to approve and establish the terms of equity awards granted to eligible participants under our equity incentive plans. Mr. Martell is the sole committee member.

Nominating and Corporate Governance Committee
Members	Committee Functions
Thomas C. O’Brien, Chairman Douglas C. Curling Paul F. Folino Vikrant Raina Jaynie Studenmund Meetings in 2018: three

•  identifying individuals qualified to become directors on our Board;

•  recommending to the Board candidates for election at annual meetings by the stockholders and candidates to fill vacancies and newly-created directorships;

•  overseeing the evaluation of the Board; and

•  developing, recommending to the Board and periodically reviewing the corporate governance principles and policies applicable to us.

Board Diversity. We do not have a formal policy for the consideration of diversity in identifying nominees for director. However, the Nominating and Corporate Governance Committee recognizes the benefits associated with a diverse board and, as indicated above, considers diversity as a factor when identifying and evaluating candidates for membership on our Board. The Nominating and Corporate Governance Committee utilizes a broad conception of diversity, including professional and educational background, prior experience on other boards of directors (both public and private), political and social perspectives as well as race, gender and national origin. Utilizing these factors, and the factors described below under “Evaluation of Director Nominees”, the Nominating and Corporate Governance Committee makes recommendations, as it deems appropriate, regarding the composition and size of the Board. The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members.

Stockholder Recommendations for Director Nominees. The Nominating and Corporate Governance Committee has adopted procedures by which certain of our stockholders may recommend director nominees to the Board. In particular, the Nominating and Corporate Governance Committee has established a policy whereby it will accept and consider, in its discretion, director recommendations from any stockholder holding in excess of 5% of our outstanding common stock. Such recommendations must include the name and credentials of the recommended nominee and should be submitted to our Secretary at our address included in this proxy statement. The Nominating and Corporate Governance Committee will evaluate director candidates recommended by stockholders for election to our Board in the same manner and using the same criteria as used for any other director candidate (as described below). If the Nominating and Corporate Governance Committee determines that a stockholder-recommended candidate is suitable for membership on our Board, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board or in connection with the next annual meeting of stockholders.

Evaluation of Director Nominees. While the Nominating and Corporate Governance Committee has no specific minimum qualifications in evaluating a director candidate, it takes into account all factors it considers appropriate in identifying and evaluating candidates for membership on our Board, including some or all of the following: strength of character, an inquiring and independent mind, practical wisdom, mature judgment, career specialization, relevant industry experience, relevant technical skills, reputation in the community, diversity and the extent to which the candidate would fill a present need on the Board. The Nominating and Corporate Governance Committee makes recommendations to the full Board as to whether or not incumbent directors should stand for re-election. However, if we are legally required by contract or otherwise to provide third parties with the ability to nominate directors, the Nominating and Corporate Governance Committee may adjust its evaluation process for the designated candidates to reflect our contractual obligations with respect to their nomination. The Nominating and Corporate Governance Committee conducts all necessary and appropriate inquiries into the background and qualifications of possible candidates and may engage a search firm to assist in identifying potential candidates for nomination.

Strategic Planning and Acquisition Committee
Members	Committee Functions
John C. Dorman, Chairman Douglas C. Curling Paul F. Folino Frank D. Martell Claudia Fan Munce Vikrant Raina David F. Walker Meetings in 2018: three

•  formulating, monitoring and revising a strategic plan for the Company, as well as product and business strategies;

•  considering market and industry trends that could impact the Company’s strategic plans;

•  ensuring the Board is presented with all necessary and desirable information and advice to assess, review, challenge and approve the Company’s strategic plan;

•  reviewing acquisition strategies and acquisition candidates with the Company’s management;

•  recommending acquisition strategies and candidates to the Board, as appropriate; and

•  overseeing and approving certain investment, merger, acquisition and divestiture transactions proposed by the Company’s management within the size and other limitations delegated by the Board from time to time.

Independence of Directors

Pursuant to the listing rules of the NYSE, a majority of the Board must be independent. A director will not qualify as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). To assist in its determination of director independence, the Board has adopted categorical director independence standards, which are contained in our Corporate Governance Guidelines. The Corporate Governance Guidelines are available to stockholders on the Investors section of our website under Leadership & Governance—Highlights at www.corelogic.com.

In accordance with applicable NYSE listing rules and our categorical director independence standards, the Board has affirmatively determined that each of Messrs. Chatham, Curling, Dorman, Folino, O’Brien, Raina and Walker, and Mses. Munce, Studenmund and Widener is “independent”. Mr. Martell is not considered independent because he is employed by us as a senior executive.

During 2018, each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee was determined by the Board to be independent in accordance with the applicable NYSE listing rules and in accordance with our categorical director independence standards. The Board further determined that each member of the Audit Committee and the Compensation Committee met the additional independence standards applicable to those committees under the NYSE listing rules and the SEC.

Board Leadership Structure

The offices of Chief Executive Officer and Chairman are separate. Mr. Folino has served as Chairman of our Board since July 2014. Our Board believes that the separation of the offices of Chairman and Chief Executive Officer continues to be appropriate as it allows our Chief Executive Officer to focus primarily on his management responsibilities and the Chairman to oversee and manage the Board and its functions. Having an independent Chairman promotes the independence of our Board and provides appropriate oversight of management and ensures free and open discussion and communication among the non-management members of our Board. The Chairman also chairs and coordinates the agenda for executive sessions of the non-management directors.

Our Corporate Governance Guidelines provide that the Board shall annually elect a lead director by a majority vote of the independent directors unless the Chairperson of the Board is an independent director, in which case the Chairperson of the Board will perform the functions of a lead director and no lead director shall be elected. Mr. Folino, an independent director, is the Chairman and, as a result, we do not currently have a lead director.

Director Education

Directors are strongly encouraged to attend educational seminars regarding the Company’s business, corporate governance and other issues pertaining to their directorship. We also provide the Board with educational training from time-to-time on subjects applicable to the Board and the Company, including with regard to industry and regulatory developments, accounting, financial reporting, and corporate governance, using both internal and external resources.

Succession Planning

Among the Compensation Committee’s responsibilities described in its charter is to oversee development and succession planning for executive officers, and the Compensation Committee also oversees this for other key members of senior management. The Board plans for succession of the CEO and periodically reviews senior management selection and succession planning that is undertaken by the Compensation Committee. As part of this process, the non-management directors annually review the Compensation Committee’s recommended candidates for senior management positions to see that qualified candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of the candidates. The criteria used when assessing the qualifications of potential CEO successors include, among others, strategic vision and leadership, operational excellence, financial management, executive officer leadership development, ability to motivate employees, and an ability to develop an effective working relationship with the Board.

Risk Oversight

Full Board

To maximize long-term stockholder value, the Board’s responsibilities in overseeing our businesses include oversight of our key risks and management’s processes and controls to regulate them appropriately. Our management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures. Although risk oversight permeates many elements of the work of the full Board, the Board has delegated to certain committees specific risk oversight matters.

Audit Committee

The Audit Committee has the most direct and systematic responsibility for overseeing risk management. The Audit Committee charter provides for a variety of regular and recurring responsibilities relating to risk, including:

•  having responsibility for the internal audit function, with that function having a direct line of communication to the
Audit Committee;

•  receiving reports from management and the internal audit function regarding the adequacy and effectiveness of various internal controls;

•  reviewing periodically with internal counsel legal and regulatory matters that could have a significant impact on us and could indicate emerging areas of risk;

•  overseeing accounting and risk management processes, including receiving regular reports from our Chief Legal Officer; and

•  discussing with management our guidelines and policies with respect to risk assessment and enterprise risk management, including our major risk exposures and the steps management has taken to monitor and control such exposures.

In performing these functions, the Audit Committee regularly receives reports from management (including the Chief Executive Officer, the Chief Financial Officer, the Controller and the Chief Legal Officer) and internal auditors regarding our risk management program (which incorporates our compliance, information & cyber security, and business continuity programs), extraordinary claims and losses, and significant litigation. The Board receives updates on risk oversight from the Audit Committee and members of management.

Compensation Committee

The Compensation Committee oversees our compensation policies and practices and has assessed whether our compensation policies encourage excessive risk-taking. The Compensation Committee has concluded that these policies and practices are not reasonably likely to have a material adverse effect on us. In arriving at that conclusion, the Compensation Committee considered, among other factors:

•  the metrics used to determine variable compensation;

•  the portion of variable compensation paid in equity, which is either time-vested or tied to the achievement of long-term Company objectives;

•  the amount of compensation paid as sales commissions and the number of people to whom such compensation is paid; and

•  controls, such as pricing limits, a recoupment policy and financial reconciliation processes for sales crediting, quality checks that we employ and the approval process for certain compensation-related activities.

Board Meetings and Attendance

Our Board held six meetings during 2018 and our non-management directors also met five times in executive session without management present. Each director attended 75% or more of the total number of meetings of the Board and meetings of the committees (if any) on which the director served during his or her respective tenure on the Board during 2018. From time to time, our Board and committees also act by unanimous written consent as permitted by our Bylaws and the Delaware General Corporation Law.

Retention of Outside Advisors

The Board and all of its committees have authority to retain outside advisors and consultants that they consider necessary or appropriate in carrying out their respective responsibilities. The independent accountants are retained by, and report directly to, the Audit Committee. In addition, the Audit Committee is responsible for the selection, assessment, and termination of the internal auditors to which we have outsourced our internal audit function. Similarly, the consultant retained by the Compensation Committee to assist in the evaluation of senior executive compensation reports directly to that committee.

Code of Conduct

The Board has adopted a Code of Conduct (the “Code”) that applies to all employees, including our directors, Chief Executive Officer, Chief Financial Officer, Controller, and persons performing similar functions, which has been posted under “Investors—Leadership & Governance—Highlights” on our website www.corelogic.com. If we waive or amend any provisions of the Code that apply to our directors and executive officers, including our Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions, we will disclose such waivers or amendments on our website, at the address and location specified above, to the extent required by applicable SEC and NYSE rules.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines which have been posted under “Investors—Leadership & Governance—Highlights” on our website www.corelogic.com. In addition to stating the standards that the Board applies in determining whether or not its members are independent, these guidelines address, among other items, the qualifications and responsibilities of our directors and describe fundamental aspects of our Board and certain of its committees.

Director Overboarding Policy

Our Corporate Governance Guidelines provide that our directors may not serve on more than five public company boards (including our Board), and our Audit Committee members may not serve on more than three public company audit committees (including our Audit Committee), in each case, without prior Board approval. In each case, in determining whether to grant such approval, the Board will consider the director’s ability to devote sufficient time to the activities of the Board and/or Audit Committee and the director’s qualifications and contribution, or potential contribution, to the Board and/or Audit Committee. As of the date of this proxy statement, all of our directors are in compliance with the overboarding policy.

Board and Committee Evaluations

To increase their effectiveness, the Board and each of its committees perform an annual self-evaluation under the direction of the Nominating and Corporate Governance Committee. The evaluation addresses, among other items, attendance, preparedness, participation, candor and other measures of performance selected by the Board.

Director Attendance at Annual Meetings

We encourage our directors to attend the annual meetings of our stockholders, either in person or telephonically. All eleven directors attended the 2018 annual meeting.

Communicating with Directors

Stockholders and other interested parties may communicate directly with members of the Board, including the Chairman of the Board or any of the other non-management directors of our Company (individually or as a group), by writing to such director(s) at:

CoreLogic, Inc.

c/o Chief Legal Officer and Secretary

40 Pacifica, Suite 900

Irvine, CA 92618

Our Corporate Secretary reviews and promptly forwards communications to the directors, as appropriate. Communications involving substantive accounting or auditing matters are forwarded to the Chair of the Audit Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product- or service-related inquires; junk mail or mass mailings; resumes or other job-related inquires; and spam and inappropriately hostile, threatening, potentially illegal or similarly unsuitable communications. Directors receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to the full Board or to an appropriate committee of the Board.

Transactions with Management and Others

The Board has adopted a written policy regarding transactions with related persons that requires the approval or ratification by the Board or the Nominating and Corporate Governance Committee of any transaction exceeding $120,000 in which we are a participant and any related person has a direct or indirect material interest. A related person includes a director, nominee for election as a director, executive officer, person controlling over 5% of our common stock and the immediate family members of each of these individuals. Once a transaction has been determined to require approval, the transaction will be reviewed and approved by either the Board or the Nominating and Corporate Governance Committee. The Board or the Nominating and Corporate Governance Committee will review and consider the terms, business purpose and benefits of the transaction to the Company and the related person.

If a related party transaction is not pre-approved, then it must be brought to the Board or the Nominating and Corporate Governance Committee for ratification as promptly as possible. No member of the Board or the Nominating and Corporate Governance Committee may participate in the review or approval of a related party transaction in which he or she has a direct or indirect interest, unless the Chairman of the Board or the chairperson of the Nominating and Corporate Governance Committee requests such individual to participate.

The following types of transactions do not require pre-approval:

•	compensatory arrangements for service as an officer or director of ours, provided such compensation is approved by the Compensation Committee;

•	transactions between us and our affiliates (other than directors and officers);

•	transactions involving a related person with only an indirect interest resulting solely from ownership of less than 10% of, or being a director of, the entity entering into a transaction with us;

•	ordinary course transactions involving annual payments of $100,000 or less; or

•

transactions involving indebtedness between us and a beneficial owner of more than 5% of our common stock or an immediate family member of such beneficial owner, provided that the beneficial owner or family member is not an executive officer, director or director nominee of ours or an immediate family member thereof.

DIRECTOR COMPENSATION

The following table sets forth certain information concerning the compensation of our directors other than Mr. Martell for the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2) ($)	Total ($)
J. David Chatham	125,000	159,978	284,978
Douglas C. Curling	96,500	159,978	256,478
John C. Dorman	112,500	159,978	272,478
Paul F. Folino	223,500	159,978	383,478
Claudia Fan Munce	104,079	159,978	264,057
Thomas C. O’Brien	113,500	159,978	273,478
Vikrant Raina	102,417	159,978	262,395
Jaynie Miller Studenmund	101,500	159,978	261,478
David F. Walker	125,000	159,978	284,978
Mary Lee Widener	95,000	159,978	254,978

(1)

The amounts shown reflect the aggregate grant date fair value of stock awards granted in 2018 computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation. We value the RSUs as of the grant date by multiplying the closing price of our common stock on that date by the number of RSUs awarded. The stock awards were granted on May 1, 2018 to each non-management director.

(2)	The aggregate numbers of RSUs held by each current non-management director as of December 31, 2018 were as follows:

Name	Restricted Stock Unit Awards (#)
J. David Chatham	3,190
Douglas C. Curling	3,190
John C. Dorman	3,190
Paul F. Folino	3,190
Claudia Fan Munce	3,190
Thomas C. O’Brien	3,190
Vikrant Raina	3,190
Jaynie Miller Studenmund	3,190
David F. Walker	3,190
Mary Lee Widener	3,190

As described in the Compensation Discussion and Analysis, Pay Governance served as independent compensation consultant for the Compensation Committee for 2018 and will continue to advise on the compensation of our directors for 2019. During 2018, as part of its engagement with the Committee, Pay Governance:

•	provided advice on the selection of a peer group of companies for director compensation comparison purposes;

•	provided guidance on industry best practices and emerging trends and developments in director compensation;

•	reviewed director compensation; and

•	provided advice on determining the structure and amounts payable under our director compensation program.

The Compensation Committee reviews and recommends to the Board the form and level of director compensation. In December 2018, the Compensation Committee reviewed the Directors’ Compensation Policy and recommended no changes for 2019; the Board affirmed the recommendation of the Compensation Committee.

The table below describes the components of the non-management director compensation program in effect during 2018:

Compensation Element	2018
Annual Retainer — Non-Management Director (1)	$80,000
Annual Equity Compensation — RSUs (2)	$160,000
Annual Retainer — Non-Management Board Chairman	$100,000
Annual Retainer — Committee Chairs (1)
Audit Committee	$25,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$15,000
Strategic Planning and Acquisition Committee	$12,500
Annual Retainer — Committee Members (1)
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$7,500
Strategic Planning and Acquisition Committee	$5,000
Fee for attendance of Board and Committee Meetings in Excess of Designated Number (3)	$2,000

(1)

Committee chair retainer represents amounts paid to each committee chair for their service in addition to the committee member annual retainer. Fees are paid in cash in equal quarterly installments. Fees are paid pro-rata for directors joining the Board after the payment date.

(2)

The award is granted and priced on the day of our annual meeting or, in the event of an out-of-cycle annual meeting, such earlier date as may be approved by the Board, and vest on the first anniversary of the grant date (or the day prior to the date of the annual meeting if earlier). Vesting of the award will accelerate upon death, disability, retirement from the Board or a change in control. Directors joining the Board after the date of the Annual Meeting will receive a pro rata annual RSU award on the date the director joins the Board, which will vest on the same terms as the other annual RSU awards.

(3)

Meeting fees paid only for meetings in excess of eight meetings of the Board, Audit Committee and Compensation Committee, and in excess of four meetings of the Nominating and Corporate Governance Committee and Strategic Planning and Acquisition Committee. Fees are paid in cash in connection with each such additional meeting.

Director Share Ownership Guidelines

We require our non-management directors to own a fixed amount of Company stock. The guidelines are based on a multiple of the annual retainer and, beginning in 2018, require a value of at least $400,000 be held by each director. Directors have five years from their date of election to the Board to reach the ownership requirement. All Company securities owned outright or earned and subject only to time-based vesting restrictions, including deferred awards, are credited toward the requirement.

Anti-Hedging and Pledging Policy

The Company maintains a policy that prohibits director transactions in put options, call options or other derivative securities on an exchange or in any other organized market, as well as holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

EXECUTIVE OFFICERS

Set forth below is information regarding our current executive officers. Our executive officers are appointed annually by the Board.

Frank D. Martell Age 59
President and Chief Executive Officer	Biography is set forth under the heading Proposal 1 — Election of Directors above.
James L. Balas Age 48
Chief Financial Officer

Mr. Balas has served as the Company’s Chief Financial Officer since April 2016. Mr. Balas joined CoreLogic in March 2011, as Senior Vice President, Controller and principal accounting officer. In 2012, his role expanded to include oversight of finance in addition to his other responsibilities. Prior to joining the Company, Mr. Balas held a variety of senior finance leadership positions at several publicly-traded companies after a successful 10-year career at Ernst & Young and Capgemini.

Barry M. Sando Age 59
Managing Director, Underwriting and Workflow Solutions

Mr. Sando has served as the Company’s Managing Director of Underwriting and Workflow Solutions (and predecessor business segments) since June 2010, when we became a stand-alone public company. Mr. Sando has more than 30 years’ experience in the housing finance and property information business and previously served in various executive positions with our predecessor company, FAC.

Arnold A. Pinkston Age 60
Chief Legal Officer and Corporate Secretary

Mr. Pinkston has served as the Company’s Chief Legal Officer and Corporate Secretary since January 2018. In this role, he oversees the global legal and compliance teams. Previously, Mr. Pinkston served as Executive Vice President and General Counsel for Allergan, Inc., a multi-specialty health care company, from 2011 to March 2015. From 2005 to 2011, Mr. Pinkston served as Senior Vice President, General Counsel and Secretary for Beckman Coulter, Inc., a health care diagnostics and life sciences company. From 1994 to 2005, he held various legal positions at Eli Lilly and Company, a global pharmaceutical company, including Vice President and Deputy General Counsel.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation program, including our compensation strategy, philosophy, polices, programs and practices for our NEOs and the positions they held in 2018. For purposes of this CD&A, the Committee refers to the Compensation Committee of our Board of Directors.

Named Executive Officer	Position as of December 31, 2018
Frank D. Martell	President and Chief Executive Officer
James L. Balas	Chief Financial Officer
Barry M. Sando	Managing Director, Underwriting and Workflow Solutions
Arnold A. Pinkston	Chief Legal Officer and Corporate Secretary

2018 BUSINESS HIGHLIGHTS

Our compensation program is designed to align the interests of our executive officers with those of our stockholders through execution in three areas of strategic focus: growth and innovation, operational excellence, and high performing organization. In 2018, a majority of our NEOs’ compensation continued to be based upon our financial performance and execution against these strategic priorities.

As we set our 2018 performance goals early in the year, we anticipated the potential for a high degree of volatility and unpredictability based on expectations for the economic environment such as:

•	An increasing interest rate environment due to a strong US economy.

•	A decline in overall US mortgage origination unit volumes by approximately 10% compared to 2017 levels as the onset of rising interest rates would unfavorably impact mortgage refinance activity.

•

Continuing impact on mortgage origination purchase volumes due to multiple factors such as tight inventory supply, insufficient supply of new housing stock, and affordability, all of which we expect to continue for the foreseeable future.

We delivered strong operating and financial results in 2018 despite significant US mortgage market headwinds. In the face of these headwinds, we reduced our overall cost structure by more than $20 million through productivity initiatives and cost management, continued to invest in future growth and productivity initiatives, and completed targeted acquisitions to enhance our business mix by increasing our non-mortgage and international footprints while driving higher technology platform revenues. We invested in next generation technology capabilities focusing on data structures and visualization, technology platforms, and advanced automation techniques, which we expect will set a foundation for future growth and margin expansion. Finally, we enhanced our infrastructure capabilities as we initiated our migration to the Google Cloud platform.

Notable financial accomplishments in 2018 include:

•	Significant market outperformance as our 2018 revenues were down 3%, as compared with a 15% estimated drop in overall US mortgage market unit volumes.

•	Increased adjusted EBITDA by 3% and adjusted EPS by 15%, supported by our productivity and cost initiatives.

•	Generated $258 million of free cash flow while reinvesting to drive future growth and margin expansion.

•	Delivered more than $20 million in cost management and productivity benefits.

•	Repurchased approximately 3% of our outstanding common shares.

We attribute these results to management’s ability to navigate market volatility and maintain focus in a time of significant change, with strong leadership from Mr. Martell.

EXECUTIVE COMPENSATION HIGHLIGHTS

Since 2011, we have grown revenues at an annual compounded rate of 7%, operating margin by 821 bps and adjusted EPS by 24%.

We aligned annual incentives to rigorous financial targets. The Company’s underlying pay-for-performance approach is intended to reward management appropriately in light of below- and above-expected performance results through use of a weighted combination of three performance metrics. For 2018, the Company exceeded its adjusted EBITDA target by 2.7%, but fell below target for revenue (-4.6%) and FCF (-2.4%). Combined results for revenue, adjusted EBITDA and FCF generated funding for corporate participants in our annual cash bonus plan, the ICP, of 96.7% of target.

We assessed and rewarded our most significant strategic accomplishments. Our decisions on ICP awards took into consideration a number of key accomplishments in 2018 across our three strategic areas as noted below. Based on overall strong strategic accomplishments in the face of a challenging revenue environment, and individual contributions to those accomplishments, the Committee awarded our four NEOs from 110% to 131% of target. Total resulting payouts for our NEOs ranged from 95% to 100% of the overall ICP target for 2018.

Strategic Focus	2018 Accomplishments
Growth and Innovation

✓ Core mortgage businesses out-performed US mortgage market volume trends

✓ Expanded deployment of solutions bundling intended to secure significant market share gains

✓ Completed several acquisitions to expand and scale our platform, international, and insurance capabilities footprint

Operational Excellence

✓ Exceeded productivity savings targets

✓ Invested in data technology enhancements, artificial intelligence, and visualization to enhance future growth and offering capabilities

✓ Launched migration to Google Cloud to further technology infrastructure capabilities and efficiencies

✓ Enhanced the vendor supply chain to improve quality, security, and IP protection

✓ Generated strong free cash flow, which was modestly below target, despite enhanced investment levels to support future growth and productivity

High Performing Organization

✓ Developed employee engagement action plans based on a global employee satisfaction survey (93% employee participation)

✓ Expanded the talent review process to emphasize the development of high-potential talent

✓ Continued transformation of shared services functions to enhance quality and reduce cost, and invested in automation and systems related to finance and human capital

✓ Initiated a focused, long-term incentive program for our top 40 business leaders (excluding the CEO) to accelerate growth and margins

Strong Stockholder Support on Say on Pay

Our Board and management are committed to maintaining sound and effective compensation and governance policies and programs designed to build value for our stockholders. At our 2018 Annual Meeting, 98% of the votes cast were in favor of the advisory vote to approve our executive compensation paid in 2017. With this support in favor of our existing compensation program, absence of negative feedback from our stockholder outreach effort, and following its regular review of our practices, the Committee determined to continue our 2017 compensation program in 2018 with only minor adjustments.

Active Engagement with Our Stockholders

The Board and executive management are committed to engaging with our stockholders. Throughout the year, executive management proactively and consistently meets with current and prospective stockholders to discuss our strategic priorities, operational performance, and financial results. Also, through these discussions or separate outreach efforts, we seek to engage our top stockholders to solicit feedback on corporate governance, our compensation program, and related matters. In 2018, we conducted such outreach to our top stockholders representing a majority of our outstanding shares; these stockholders did not express concerns over our corporate governance practices or compensation program design.

We did not make across-the-board increases in base salaries for the 6th consecutive year. Notwithstanding strong results, consistent with our practices in recent years, the Committee did not increase NEO base salaries for market trends. The Committee adjusted Mr. Martell’s salary in recognition of his strong leadership and management of the business through a challenging US mortgage market environment. The Committee also adjusted the salary for Mr. Balas in recognition of his continued strong leadership in his CFO role. The new salaries for Mr. Martell and Mr. Balas move each of them to more competitive pay levels.

GOOD PAY GOVERNANCE PRACTICES

The Committee oversees the design and administration of our compensation program and evaluates it against competitive practices, legal and regulatory developments and corporate governance trends. The Committee has incorporated the following governance features into our compensation program:

What We Do

✓	Review total compensation relative to the median of a peer group of industry-aligned companies with similar executive talent needs

✓	Tie annual incentives to achievement of multiple rigorous financial and operating goals

✓	Use performance-based vesting for 50% of long-term compensation, tied to achievement of stretch EPS targets and TSR relative to our peers

✓	Cap performance-based vesting of performance shares at 150% of target if 3-year TSR ranks below 55th percentile

✓	Require achievement of threshold adjusted net income level to be eligible to vest in RSU awards

✓	Maintain robust stock ownership guidelines and require covered executives to retain 50% of net after-tax shares earned until the guidelines are met

✓	Maintain a claw-back policy for incentive payments

✓	Use an independent compensation consultant retained directly by the Committee, in its sole discretion, who performs no consulting or other services for management

✓	Require double-trigger for accelerated vesting upon termination of employment following a change in control

✓	Assess annually potential risks relating to the Company’s compensation policies and practices

What We Don’t Do

×	Incentivize participants to take excessive risks

×	Award bonuses to our executive officers outside of our ICP

×	Allow margining, derivative, or speculative transactions, such as hedges, pledges, and margin accounts, by executive officers

×	Provide excessive perquisites

×	Provide excise tax gross-ups upon termination with a change in control or tax gross-ups for other compensation

×	Allow for repricing of stock options without stockholder approval

×	Pay “single-trigger” change-of-control cash payments or have “single-trigger” equity vesting

PAY PHILOSOPHY

We pay for performance. Our compensation program is heavily weighted toward performance-based compensation that provides a direct link between rigorous goals for corporate performance and pay outcomes for our executive officers. Our annual ICP also ties pay outcomes to the achievement of key strategic objectives that we believe will drive longer-term value to stockholders. We believe that our compensation program provides effective incentives for strong operating results by appropriately aligning pay and performance. Our philosophy is designed to:

Compensation Philosophy

•   Attract, motivate and retain highly-qualified executive officers critical to our long-term success

•   Align the interests of our executive officers with the interests of our stockholders

•   Reward executive officers for achieving pre-defined rigorous financial goals and strategic objectives that may not yield current-period financial results but are expected to position us for enhanced results in future periods

•   Encourage strategic long-term development and profitable investment in the business

•   Motivate and reward appropriate risk-taking to grow the business

•   Support pay practices with strong corporate governance and independent board oversight

Compensation Program Primary Elements	1 Base salary 2 Annual cash incentive compensation plan award 3 Long-term equity incentives 4 Other compensation (welfare, retirement, termination and other benefits)

Our compensation program emphasizes performance-based incentives. 86% of our CEO compensation and 75% of the compensation for the other NEOs is performance-based. The chart below illustrates our pay mix.

We increase base salaries based on performance or promotion. Our practice is to benchmark compensation annually but to increase an NEO’s base salary only when warranted by sustained performance, an increase in the scope of responsibilities or significant gaps to competitive pay levels. Only Messrs. Martell and Balas received base salary increases in 2018 to recognize performance and move their respective salaries to more competitive levels.

We set rigorous goals in our incentive plans. We set challenging goals for both our annual incentive and long-term equity plan. We outperformed US mortgage market trends and delivered single-digit top line growth in our core operations, resulting in the achievement of our adjusted EBITDA target and near-achievement of our revenue and FCF targets.

We use strategic goals in our ICP. Results on strategic goals represent 25% of the annual ICP opportunity for our executive officers. We believe this approach rewards the accomplishment of key objectives that will drive future performance. The Committee separately determines the portion of the funded amount that should be paid as a result of achievement of the assigned objectives. The Committee carefully evaluates management’s accomplishments relative to the goals, as further described below.

We focus on long-term stockholder value. Nearly 70% of the total compensation opportunity for our CEO is based on achievement of stockholder-aligned performance and the value of our shares. For other NEOs, over half of their total target compensation opportunities are tied to these stockholder results.

Our equity grants are tied to performance. In 2018, 50% of the target value of our long-term incentive awards for our CEO and other NEOs was granted in the form of performance-based restricted stock units (“PBRSUs”) that vest based on achievement of adjusted EPS results relative to target and TSR relative to the companies in our Peer Group (as described and defined later in this section). The remaining 50% of the target value of our long-term incentive awards was granted in the form of RSUs that require us to achieve a threshold adjusted net income level in order to be eligible to vest. We set rigorous goals in our PBRSU awards, as reflected in the variability of payouts in the last three awards. The payouts above target reflect improved performance. In addition, to further incentivize the expansion of adjusted EBITDA margin between 2018 and 2020, we granted certain key executives, including our NEOs but excluding our CEO, an additional performance-based long-term incentive award in 2018 (see the description of the A30 Award below).

3-Year PBRSU Payouts

2018 COMPENSATION PROGRAM OVERVIEW

The following table describes our pay program including the role and purpose for each aspect of it.

	ELEMENT	DESCRIPTION	ROLE AND PURPOSE

REWARDS STRATEGY

Review target total pay relative to market median and determine individual pay based on experience and performance

Tie approximately 75% or more of target pay opportunity to operating results and share price performance

Provide market-competitive mix of base salary, cash incentives and equity incentives Align compensation to results for our stockholders

	BASE SALARY	Competitive fixed compensation Base salary increased primarily for promotions or adjusted for competitive pay levels	Provide competitive level of fixed pay to attract, motivate and retain highly-qualified executives Limited salary increases control fixed costs and emphasize pay for performance

	ANNUAL INCENTIVE PROGRAM (ICP)	Base incentives on performance against rigorous targets for revenue, adjusted EBITDA, FCF and strategic goals	Motivate and reward achievement of key financial goals and strategic accomplishments that drive stockholder value

LONG-TERM EQUITY INCENTIVES	Performance- Based Restricted Stock Units (PBRSUs)	50% of 2018 total LTI grant value for executive officers Shares earned based on 3 years of adjusted EPS performance, modified by TSR relative to our peers

Focus and reward for achievement of operating results over the long term

Use of operating results and relative TSR ensures alignment of payouts with our performance relative to the broader market

EPS growth historically has been highly aligned with our share price

	Restricted Stock Units (RSUs)	50% of 2018 total LTI grant value for executive officers Grants vest ratably over three years Requires achievement of threshold adjusted net income goal to be eligible for vesting	Enhance retention of key talent Value at vesting based on share price, which aligns executives with stockholders’ interests

	RETIREMENT PROGRAMS	401(k) program for all employees Legacy supplemental executive retirement plan frozen in 2010 with no new entrants allowed Limited benefits available	Provide market-prevalent retirement programs Focus executives on accumulating savings Focus executives on rewards from value-creating activities

PERQUISITES

Determining Pay

Generally, in determining base salary, target annual ICP and guidelines for long-term equity awards, the Committee considers several factors including, but not limited to, the executive officer’s:

•	role, including the scope and complexity of responsibilities;

•	experience and capabilities, including institutional knowledge;

•	contributions or responsibilities beyond the typical scope of the role;

•	individual performance;

•	positioning relative to our other executive officers;

•	difficulty in recruiting a replacement; and

•	competitive compensation opportunities provided by our peers and other competitors for similar executive talent.

Our philosophy is to incentivize and reward executive officers for future performance. While the Committee regularly reviews executive officer equity grants and vesting, it does not consider prior stock compensation gains (PBRSU payouts or restricted stock awarded in prior years) in setting future compensation levels.

Peer Group and Benchmarking

To monitor competitive compensation practices, the Committee relies primarily upon data compiled from public filings of selected companies (our “Peer Group”) that it considers to be competitors or appropriate comparators for executive talent. The Committee reviews and approves the Peer Group annually. Criteria for Peer Group selection include firms that operate in data, information and analytics and related businesses. Our 2018 Peer Group is presented in the table below.

CORELOGIC 2018 PEER GROUP

				Comparator Group Rationale

Company	Revenue	Market Value	EBITDA Margin	Comparable Revenue Size	Comparable Market Value	Data Analytics	Direct Talent Competitor

	($MM)	($MM)	(%)
Fidelity National Financial, Inc.	$7,875	$8,653	14%			✓
First American Financial Corporation	$5,812	$4,990	14%		✓	✓	✓
Broadridge Financial Solutions, Inc.	$4,330	$11,237	19%				✓
Gartner, Inc.	$3,901	$11,620	15%	✓		✓	✓
Global Payments Inc.	$3,540	$16,316	36%	✓
Equifax Inc.	$3,415	$11,229	25%	✓			✓
Paychex, Inc.	$3,381	$23,395	42%	✓
Euronet Worldwide, Inc.	$2,492	$5,279	19%	✓	✓
FleetCor Technologies, Inc.	$2,400	$16,464	54%	✓
Verisk Analytics, Inc.	$2,352	$17,950	45%	✓		✓	✓
Teradata Corporation	$2,202	$4,534	7%	✓	✓	✓	✓
Jack Henry & Associates, Inc.	$1,537	$9,780	31%	✓			✓
Black Knight, Inc.	$1,096	$6,732	34%	✓	✓	✓	✓
Fair Isaac Corporation	$1,032	$5,415	23%	✓	✓	✓	✓
CSG Systems International, Inc.	$833	$1,059	19%	✓	✓
75th Percentile	$3,901	$16,316	36%	—	—	—	—
50th Percentile	$2,492	$9,780	23%	—	—	—	—
25th Percentile	$1,537	$5,279	15%	—	—	—	—
CoreLogic, Inc.	$1,839	$2,692	23%	—	—	—	—

Notes:

Data above reflects most recent fiscal year (2018) results when available; if FY18 financial results not yet released at the time of this report, revenue and EBITDA data reflect 12-month trailing results for Q4 of 2017 and Q1 - Q3 of 2018.

The Committee reviews executive officer pay relative to the median pay of comparable positions in Peer Group companies and, as appropriate, relevant survey data from nationally-recognized consulting and data firms such as Willis Towers Watson, Mercer and Equilar, scoped to a comparable revenue size for us, from both general industry and the high technology sector.

2019 Peer Group Considerations

Historically, the Company’s peer group has been challenging to construct as there are few firms that operate with highly comparable business mixes. Peers have generally been information and service providers, with some financial technology firms also included. For 2019, the Company refreshed its peer group to provide greater alignment with businesses that are sensitive to mortgage origination volumes and interest rates. As was evident in 2018, despite our diversification efforts, there continues to be a strong relationship between the Company’s stock performance and these volatile demand factors.

The following organizations will be added to the 2019 compensation peer group:

•	Fidelity National Information Services, Inc.

•	Realogy Holdings Corporation

•	Mr. Cooper Group, Inc. (Formerly Nationstar Mortgage Holdings)

•	Radian Group, Inc.

•	PennyMac Financial Services, Inc.

•	Zillow Group, Inc.

•	MGIC Investment Corporation

•	Altisource Portfolio Solutions

Furthermore, four peers in the 2018 compensation peer group were acquired in 2018 and, therefore, will be removed:

•	DST Systems

•	Dunn & Bradstreet

•	Convergys Corporation

•	Acxiom Corporation

The new 2019 compensation peer group is intended to better reflect the Company’s business portfolio and provide greater alignment with mortgage origination volumes and interest rate movements.

Base Salary

The Committee reviews base salaries annually and adjusts them, if appropriate, to recognize performance, promotions, expansion in scope of responsibilities, and gaps relative to base salaries of similar individuals in the Peer Group and survey data described above. To increase the weighting of variable, performance-based pay in the compensation mix, in recent years the Committee has not increased salaries for executive officers, except where there has been a promotion, expansion of role and responsibilities, or to recognize performance.

In 2018, the Committee increased the base salaries for Mr. Martell and Mr. Balas, as both made major contributions to the successful execution of the Company’s strategic plan in 2018. In addition, there were significant gaps between their salaries and the competitive market rate. No other NEO received a base salary increase in 2018.

Annualized base salaries of the executive officers for 2017 and 2018 are set forth in the table below:

Named Executive Officer	2017	2018
Frank D. Martell	$725,000	$780,000
James L. Balas	$425,000	$450,000
Barry M. Sando	$550,000	$550,000
Arnold A. Pinkston (1)	—	$425,000

(1)	Mr. Pinkston was hired in January 2018 as the Chief Legal Officer and Corporate Secretary.

Annual Incentives (ICP)

The ICP rewards executive officers for financial and operating performance relative to rigorous, predetermined financial goals and strategic objectives. As part of our business planning process, management prioritizes a range of value drivers based on anticipated market demand including estimated mortgage origination volumes, prior year performance, business strategy and risk factors. The Committee then evaluates management’s recommendations in light of stockholder expectations and establishes final ICP financial and strategic goals, including performance and payout ranges.

2018 Target Incentives. The Committee established the following 2018 target bonus opportunities for our NEOs:

			ICP Bonus
Name	Title	Base Salary ($000s)	% of Salary	Target ($000s)	Maximum ($000s)
Frank D. Martell	President and CEO	$780	140%	$1,092	$2,184
James L. Balas	Chief Financial Officer	$450	100%	$450	$900
Barry M. Sando	Managing Director, Underwriting and Workflow Solutions	$550	100%	$550	$1,100
Arnold A. Pinkston	Chief Legal Officer and Corporate Secretary	$425	80%	$340	$680

ICP Performance Metrics. For 2018, the Committee selected the following three performance measures for the ICP:

•	Revenue (GAAP metric)

•

Adjusted EBITDA — a non-GAAP metric calculated as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, stock compensation, non-operating gains/losses and other adjustments.

•

Free Cash Flow — a non-GAAP metric calculated as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets.

The Committee selected these measures in order to reflect a balanced perspective on performance including growth, profitability and cash management. The Committee believes these measures drive the valuation of our stock. Please see Appendix A for a detailed reconciliation of adjusted EBITDA and FCF to the most directly comparable GAAP financial measures.

For 2018, 75% of the ICP opportunity was based on our financial performance goals and 25% on established strategic objectives for each executive officer. Results for achievement of revenue, adjusted EBITDA, and FCF goals were weighted as follows in determining ICP funding:

Revenue	34%
Adjusted EBITDA	33%
Free Cash Flow	33%

Threshold Performance Requirement. For 2018, no award was payable unless our 2018 adjusted net income exceeded $62.5 million.

Funding Formula for Financial Results. At least 80% of targeted performance (threshold) for a metric must be achieved to generate any funding for that metric. The funding formula is set out in the table below. For performance levels between threshold and target or between target and maximum, the funding is determined by linear interpolation. Notwithstanding the actual ICP funding results, the Committee retains the discretion to decrease the actual payment for an ICP participant.

Performance Level	Less than Threshold	Threshold	Target	Maximum and Above
Performance as % of Target	< 80%	80%	100%	120%
Payout as a % of Target	0%	34%	100%	200%

The sum of the weighted results of the three financial metrics funds the ICP awards. For 2018, NEOs received 75% of the funded amount based on financial results. Awards for the remaining 25% of the funded amount were based on an evaluation of performance on strategic goals. For outstanding performance on strategic objectives, the ICP structure permits the strategic goal payment percentage of up to 200% of target.

Financial results were measured at the corporate level for NEOs except for Mr. Sando, whose financial results were weighted 33.3% on the corporate metrics previously outlined and 66.7% on segment-level revenue and adjusted EBITDA results for the segment he manages. Funding for his strategic objectives component was determined by corporate results alone in alignment with the other NEOs.

Determining Awards for Strategic Goal Achievement. The Committee determined that three major areas of our business strategy should be used for ICP strategic goals: (1) growth and innovation, (2) operational excellence, and (3) high performing organization. The Committee believed that these were the critical strategic focal areas for accelerating achievement of our long-strategy which are not otherwise measurable through annual financial performance metrics.

The CEO provides the Committee with his assessment of individual results on strategic goals for the other executive officers and the Committee assesses the achievement level of the CEO. Based on these assessments, the Committee determines strategic goal achievement awards for each of the NEOs.

2018 Financial Results and Funding. As set out in the table below, 2018 corporate financial performance resulted in 96.7% of target funding.

Financial Performance Metric	Weight	Target ($000)	Actual 2018 Results ($000)	Percentage Achieved	Funding Percentage
2018 Revenue	34%	$1,875	$1,788	95.4%	84.7%
2018 Adjusted EBITDA	33%	$480	$493	102.7%	113.5%
2018 Free Cash Flow	33%	$264	$258	97.6%	92.1%
Total	100%				96.7%

Strategic Goal Results and Awards. For Messrs. Martell, Balas, Sando and Pinkston, the Committee determined that each of these executive officers demonstrated performance above a targeted expectation on the achievement of strategic objectives. An overarching factor was management’s success in achieving strong financial results against the backdrop of a more difficult economic environment than had been anticipated.

	ICP Target	Financial Results		Individual Strategic Results		ICP Award
Name	($000)	% of Target	75% Weight	% of Target	25% Weight	% of Target	Award ($000)
Frank D. Martell	$1,092	96.7%	72.5%	110%	27.5%	100.0%	$1,092
James L. Balas	$450	96.7%	72.5%	110%	27.5%	100.0%	$450
Barry M. Sando (1)	$550	83.2%	62.4%	131%	32.6%	95.0%	$523
Arnold A. Pinkston	$340	96.7%	72.5%	110%	27.5%	100.0%	$340

(1)

Financial goals for Mr. Sando are calculated based on a split between corporate targets (25%) and segment revenue and adjusted EBITDA targets (50%), together accounting for 75% of his total ICP award. Unadjusted funding results for the segment were 92.8% of target resulting in blended achievement level of 86.5%.

Long-Term Incentives (LTI)

Our LTI program is designed to motivate and reward profitable growth and stockholder value creation through awards of performance-based and time-vested equity. The Committee believes that using performance-based and time-vesting equity vehicles reinforces both performance and retention of key executives while aligning their interests with those of our stockholders and encouraging an appropriate level of risk-taking.

Long-term incentives represent the largest component of executive officer compensation. In 2018, we granted 50% of total LTI value in PBRSUs, and 50% in RSUs. As outlined in more detail below, we also granted a special performance-based incentive of one-times base salary for Messrs. Balas, Sando, and Pinkston, the A30 Awards, focused on achievement of aggressive EBITDA margin expansion from 2018 to 2020.

In determining the amount of the equity compensation awarded to each executive officer, the Committee primarily considered company and individual performance. However, the Committee may also evaluate any factor it considers relevant including competencies, skills, prior experiences, scope of responsibility and accountability within the organization, and the LTI awards made by Peer Group companies to similarly-situated executive officers.

LTI Targets. The Committee established the following 2018 LTI targets for our NEOs:

		Base Salary	Target LTI
Name	Title	($000s)	% of Salary	($000s)
Frank D. Martell	President and CEO	$780	475%	$3,705
James L. Balas	Chief Financial Officer	$450	200%	$900
Barry M. Sando	MD, Underwriting and Workflow Solutions	$550	200%	$1,100
Arnold A. Pinkston	Chief Legal Officer and Corporate Secretary	$425	200%	$850

The following chart summarizes our LTI components for 2018:

LTI VEHICLE	WEIGHT	OVERVIEW
PBRSUs	50%

•  3-year measurement period using adjusted EPS growth goals

•  Earn the greater number of shares from:

•  Annual measurement against 1-year targets and banking of earned shares

•  3-year measurement against 3-year targets

•  Shares earned also subject to 3-year vesting requirement

•  Shares earned from adjusted EPS performance subject to modification based on TSR relative to our peers for 1-year and 3-year measurement periods

RSUs	50%	• Vests in equal annual installments over 3 years • Vesting subject to achievement of threshold level of adjusted net income

PBRSUs Granted in 2018. The 2018 PBRSUs are earned based on adjusted EPS achieved relative to annual targets for each of the three years of the performance period 2018 through 2020.

Shares earned are calculated as described below. Participants earn the greater number of PBRSUs resulting from Step 1 or Step 2 (described in Step 3).

Step 1: Calculate PBRSUs Earned Annually

As illustrated in the graphic below, adjusted EPS and relative TSR results determine the portion of the PBRSUs that are earned each year.

(A)	For the PBRSUs granted in 2018, 30% of the PBRSUs may be earned based on 2018 performance, 50% based on 2019 performance, and 20% based on 2020 performance.

(A) PBRSUs Eligible to be Earned Based on Annual Adjusted EPS Results (% of Total PBRSUs Granted)
2018	2019	2020
30%	50%	20%

(B)

The number of PBRSUs earned is based on a schedule that provides for 50% of PBRSUs to be earned for annual adjusted EPS results at 80% of target (threshold), 100% of PBRSUs to be earned for results at 100% of target (target), and 200% of PBRSUs to be earned for results at 120% of target (maximum).

(B) PBRSUs Earned Based on Adjusted EPS Results
Performance Level	Adjusted Annual EPS Results (% of Target)	Accrued PBRSUs Earned (% of Target)
Less than Threshold	< 80%	0%
Threshold	80%	50%
Target	100%	100%
Maximum+	120%	200%

(C)

The number of PBRSUs earned is then subject to modification based on our relative total stockholder return compared to our 2018 Peer Group (“TSR Modifier”). The TSR Modifier ensures alignment of PBRSU payouts and results for stockholders.

(C) TSR Modifier
PBRSUs Earned from Adj. EPS Results (B)	Annual TSR Performance (Relative to Peers)	Modifier
150% to 200% of Target	55 Percentile	No modification
	Below 55 Percentile	Earnout capped at 150% of target
50% to 150% of Target	—	No modifications
0%	Above Peer median	Earnout is 50% of target
	Below Peer median	No earnout

(D)	PBRSUs earned each year are accrued until the end of the three-year performance period.

Step 2: Calculate PBRSUs Earned at End of 3-Year Performance Period

Calculations of PBRSUs earned at the end of the 3-year performance period use the same schedules as for annual calculations:

•	Adjusted EPS earnout schedule (calculation B above) measured using cumulative adjusted EPS over 3 years relative to the 3-year EPS target

•	TSR Modifier schedule (calculation C above) measured over 3 years

Step 3: PBRSUs earned equals the greater of cumulative PBRSUs earned in the 3 annual calculations during the grant cycle (from Step 1) or the 3-year calculation (from Step 2)

2018 Performance for 2018 PBRSU Grant. We achieved strong financial and operating results in 2018 despite the macro-economic headwinds, as evidenced by adjusted EPS outcomes at above-target performance levels. As adjusted EPS performance did not trigger a payout above 150%, there was no modification from the TSR Modifier.

PBRSUs Awarded for 2018 Performance	% of Award Subject to Crediting in 2018	Adjusted EPS Target	Adjusted EPS Results	Adjusted EPS Performance	% of Award Credited for Adjusted EPS Results	% of Award Credited Adjusted for TSR Modifier
2018	30%	$2.50	$2.72	109%	43.20%	43.20%

Restricted Stock Units Granted in 2018. Vesting of RSUs granted in 2018 was subject to the achievement of $62.5 million in adjusted net income for 2018. Adjusted net income results exceeded this threshold.

RSUs vest in three equal installments on the first, second, and third anniversaries of the grant date. These awards encourage executive officer retention and align the interests of executive officers with those of stockholders.

2018 Annual LTI Awards. 2018 long-term incentive awards were made at targeted grant value for each of the NEOs. 2018 grant awards are presented in the table below (with award amounts rounded to the nearest hundred).

	2018 Annual Grant Values
Named Executive Officer	RSUs	PBRSUs (1)
Frank D. Martell	$1,852,500	$1,852,500
James L. Balas	$450,000	$450,000
Barry M. Sando	$550,000	$550,000
Arnold A. Pinkston	$425,000	$425,000

(1)

PBRSU amount shown at target performance level. Based on 2018 performance, the portion of the PBRSUs tied to 2018 performance will be eligible to vest contingent upon continued employment through December 31, 2020.

PBRSUs Settled After 2018. PBRSUs granted in 2016 were paid out after the end of the 2016-2018 performance period. The calculation of the payout is presented in the table below. Three-year adjusted EPS resulted in above-target performance on both the annual and 3-year calculation basis. As performance did not trigger a payout above 150% of target, there was no modification from the TSR Modifier and the payout was set at the 3-year cumulative result of 141.07%.

2016-2018 PBRSU Performance Period	% of Award Subject to Crediting for Annual Performance	Adjusted EPS Target	Adjusted EPS Results	% of Adjusted EPS Target Achieved	Adjusted EPS Performance	% of Award Subject to Credit for Adjusted EPS Results	% Vesting- Adjusted for TSR Modifier
2016	30%	$2.18	$2.42	111.01%	155.05%	46.5%	45.0%
2017	50%	$2.31	$2.37	102.60%	112.99%	56.5%	56.5%
2018	20%	$2.45	$2.72	111.02%	155.10%	31.0%	30.0%
Total of 3 1-Year Results	100%					134.0%	131.5%
3-Year Results	100%	$6.94	$7.51	108.21%	141.07%

The number of shares earned from the 2016 PBRSU award is presented in the table below.

	2016 PBRSU Grant — 2018 Vesting
Name	Target	Earned
Frank D. Martell	32,555	45,925
James L. Balas	9,129	12,878
Barry M. Sando	15,741	22,205

Timing of Equity Awards. After Committee approval, we generally issue annual equity awards to executive officers on the second day on which the NYSE is open for trading following the filing of our Annual Report on Form 10-K, using the last sale price reported for a share of our common stock on the NYSE on that date. Grants to new hires or other grants outside the annual grant cycle follow the same methodology, except that awards are generally issued on the 20th day (or the next succeeding business day if the market is closed on the 20th day) of the third month of the calendar quarter that follows the date on which the Committee approved the awards.

Special One-Time A30 Award. In 2018, the Compensation Committee approved a special one-time award (the “A30 Award”) to provide a focused incentive for achievement of an aggressive adjusted EBITDA margin expansion between 2018 and 2020. The award is also intended to enhance executive retention and promote the achievement of major strategic initiatives (e.g., workflow automation and adoption of related technologies). The special one-time award was granted to senior leaders (including our NEOs but excluding the CEO) and leaders of our centers of excellence. For each of the NEO recipients, the target award value was equal to 1.0x the executive’s 2018 salary. The awards are presented in the table below for the NEO recipients.

Name	2018 A30 Special Award Target Value
James L. Balas	$450,000
Barry M. Sando	$550,000
Arnold A. Pinkston	$425,000

A30 Award Performance Metric and Targets. The A30 Award consists of units that are settled and vest at the end of 2020. Each unit converts to one share. The units have a target grant value equal to 100% of base salary and are earned based on achievement of pre-determined 2020 adjusted EBITDA margin targets.

Retirement and Employee Benefit Plans

Executive officers are entitled to the same benefits generally available to all full-time employees (subject to fulfilling any minimum service requirement) including the 401(k) plan, healthcare, life insurance and other welfare benefit programs. In designing these benefits, we seek to provide an overall level of benefits that is competitive with those offered by similar companies in the markets in which we operate. We believe that these employee benefits provide a valuable recruiting and retention mechanism for our executive officers and enable us to compete more successfully for qualified executive talent.

Executive Supplemental Benefit Plan and the Pension Restoration Plan. Mr. Sando became a participant in our Executive Supplemental Benefit Plan (the “Executive Supplemental Benefit Plan”) prior to its closure to new participants in 2010. On November 18, 2010, we amended the Executive Supplemental Benefit Plan to freeze benefits effective as of December 31, 2010. As a result, compensation earned after 2010 is not considered in determining covered compensation and final average compensation; service after 2010 is not recognized, except for vesting purposes. Mr. Sando is also a participant in the Pension Restoration Plan, which is limited to individuals who became participants before 1995. Explanation of these plans can be found in the Pension Benefits table below.

Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified retirement plan that allows eligible participants to defer up to 80% of their salary and annual incentive bonus. Participation is limited to executive officers and certain other key employees. In 2010, we amended the Deferred Compensation Plan to provide additional Company contributions in the form of 401(k) restoration.

Other Benefits. We also maintain an executive life insurance program for executive officers and other key employees. This program provides the participant with up to two times their annualized base salary (up to a maximum of $1 million) in group universal life insurance.

Further details regarding perquisites are found in the 2018 Summary Compensation Table and accompanying footnotes.

Role of the Committee and the Chief Executive Officer

The Committee is composed solely of independent members of our Board. The Committee reviews and approves executive officer base salaries, annual incentive bonus programs, long-term incentive compensation and other incentive and executive benefit plans. The Committee, in consultation with its independent compensation consultant, analyzes the reasonableness of executive officer compensation, in part by reviewing compensation data from comparable companies and from relevant other industry sources.

Decisions regarding compensation of the CEO are made solely by the Committee based on its deliberations with input from its independent compensation consultant. Decisions regarding other executive officers are made by the Committee after considering recommendations from the CEO as appropriate, as well as input from the Committee’s independent compensation consultant. Our CEO and, as appropriate, Chief Legal Officer, Chief Financial Officer and Chief Human Resources Officer, may attend the portion of the Committee’s meetings where individual executive officer performance is discussed. Only Committee members may vote on executive officer compensation decisions.

The Committee regularly meets in executive session with its independent compensation consultant.

Role of Independent Compensation Consultant

The Committee retained Pay Governance LLC as its independent compensation consultant to advise on executive officer compensation for 2018. The consultant generally advises the Committee on all aspects of the executive compensation program design and governance process. During 2018, as part of its engagement with the Committee, the independent compensation consultant:

•	advised on the selection of a peer group of companies for executive officer compensation comparison purposes;

•	provided guidance on industry best practices, emerging trends and developments in executive officer compensation, and investor views of compensation design and practices;

•	consulted on incentive design;

•

advised on determining the total compensation of each of our executive officers and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts, and (3) the structure and target amount of long-term incentive awards;

•	Consulted on non-employee director compensation; and,

•	Assisted on a compensation risk assessment.

The Committee retained its independent compensation consultant directly, although in carrying out assignments, the consultant also interacted with Company management on behalf of the Committee. Pay Governance performed no services for the Company, and the Committee does not believe the independent compensation consultant’s work has raised any conflict of interest. The Committee has the sole authority to select, retain, and terminate the independent compensation consultants.

Adjustment or Recovery of Awards (Claw-backs)

The Company maintains a recoupment policy that enables recovery of performance-based compensation to the extent that it is later determined that applicable performance goals were not actually achieved taking into account a financial restatement or ethical misconduct. We also added claw-backs in termination agreements for all executive officers. This policy applies to all performance-based incentive plans including but not limited to the annual incentive cash bonus and performance-based equity awards described above.

Anti-Hedging and Pledging Policy

The Company maintains a policy that prohibits executive officer transactions in put options, call options or other derivative securities, on an exchange or in any other organized market as well as holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Executive Stock Ownership Guidelines and Retention Requirements

We require our executive officers to own a fixed amount of our stock. The rigorous guidelines are based on a multiple of base salary as outlined below:

Position	Ownership Guidelines
Chief Executive Officer	6x base salary
Chief Financial Officer	3x base salary
Managing Directors	3x base salary
Other Executive Officers	1x base salary

Covered officers have five years from their date of hire or promotion to the covered position to reach the ownership requirement. All Company securities owned outright or earned and subject only to time-based vesting restrictions count toward the requirement; stock options do not count toward the ownership requirement. Furthermore, we have adopted a share retention requirement which provides that all covered executives must hold at least 50% of net (after tax) shares until the stock ownership guidelines described above are achieved. All NEOs have met their ownership requirements.

Actual Share Ownership vs. Minimum Share Ownership Requirement

(As multiple of base salary)

President and CEO 1x 2x 3x 4x 5x 6x 7x 8x 9x 10x >10x F. Martell CFO J. Balas Managing Director, UWS B. Sando Other Named Executive Officers A. Pinkston Holdings as of December 31, 2018 as a multiple of base salary using stock price of $33.42 Minimum ownership requirement Current actual holdings as of December 31, 2018

Employment Agreements and Severance Arrangements

Each currently employed executive officer is party to an employment agreement with us. The Committee believes that offering employment agreements to key executive officers is consistent with peer practices and serves as an effective retention tool. Each agreement is individually negotiated and terms may vary. For additional information regarding the terms of the employment agreements, including severance arrangements that we have entered into with our executive officers see “Employment Agreements” below.

Change in Control Agreements

Equity awards are currently issued under the 2018 Plan, which was approved by our stockholders at our annual meeting held in May 2018. Prior to the approval of the 2018 Plan, we issued share-based awards under the 2011 Plan, as amended. The 2011 Plan and 2018 Plan do not include an automatic “single trigger” change in control vesting provision. Instead, both plans include a change in control provision where automatic accelerated vesting of an award in connection with a change in control will only occur if an acquirer or successor to us fails to assume or continue the awards or the awards otherwise do not survive the transaction. Additionally, award agreements include “double-trigger” severance protections and provide for accelerated vesting of awards that remain outstanding following a change in control transaction in the event of a termination without cause following a change in control.

The Deferred Compensation Plan generally provides for accelerated vesting of awards or benefits, as the case may be, in the event of a change in control of the Company. In addition, the Executive Supplemental Benefit Plan provides that when a participant incurs an involuntary separation from service without good cause subsequent to a change in control, payment of benefits will commence in the same manner and in the same amount as if the participant had attained his or her normal retirement age on the date of termination.

In addition to the plan and award agreement provisions described above, we have entered into a change in control agreement (a “Change in Control Agreement”) with each of our NEOs. Under the Change in Control Agreement, a “change in control” means the consummation of any one of the following:

•	a merger or consolidation of the Company in which our stockholders end up owning less than 50% of the voting securities of the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of our assets or the complete liquidation or dissolution of the Company;

•	a change in the composition of our Board of Directors over a two-year period as a result of which fewer than a majority of the directors are incumbent directors, as defined in the agreement; or

•	the acquisition or accumulation by any person or group, subject to certain limited exceptions, of at least 30% of our voting securities.

If the termination of our executive officer’s employment occurs without cause or if the executive officer terminates his employment for good reason within the twenty-four-month period following a change in control, we will pay the following benefits in one lump sum in the month following the month in which the date of the termination occurs:

•	the executive officer’s base salary through and including the date of termination and any accrued but unpaid annual incentive bonus;

•	between two and three times the executive officer’s target annual cash bonus amount established for the fiscal year in which the termination occurs; and

•	between two and three times the executive officer’s annual base salary in effect immediately prior to the date of termination.

Furthermore, under the Change in Control Agreement, for a period ranging from twenty-four to thirty-six months and subject to the covered executive officer’s continued payment of the same percentage of the applicable premiums as the executive officer was paying immediately prior to the date of termination or, if more favorable to the executive officer, at the time at which the change in control occurred, we will provide medical and dental coverage pursuant to COBRA for the executive officer (and if applicable, the executive officer’s dependents). To the extent that the executive officer cannot participate in the plans previously available, we will provide such benefits on the same after-tax basis as if they had been available. These obligations are reduced by any welfare benefits made available to the executive officer from subsequent employers.

The Change in Control Agreement provides that if any excise tax imposed by Section 4999 of the Code (or any similar tax), applies to the payments, benefits or other amounts payable under the agreement or otherwise, including without limitation, any acceleration of the vesting of outstanding stock options, restricted stock or performance shares (collectively, the “Total Payments”), then the Total Payments will be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) will be $1.00 less than the amount which would cause the Total Payments to be subject to the excise tax; provided that such reduction to the Total Payments will be made only if the after-tax benefit to the executive officer is greater after giving effect to such reduction than if no such reduction had been made. This type of provision is often referred to as a “modified cut-back,” and is included because the Change in Control Agreement does not provide for any type of “gross up” or similar benefit.

The Change in Control Agreement had an initial term through December 31, 2011 and is automatically extended for additional one-year periods unless either party notifies the other not later than the preceding January 1 that it does not wish to extend the term for an additional year. All agreements with current executive officers have since been extended through December 31, 2019. For a description of the calculations and further explanation of the payments due to the executive officers upon termination of employment and/or a change in control, see Potential Payments upon Termination or Change in Control tables below.

Impact of Tax and Accounting

As a general matter, the Committee considers the various tax and accounting implications of the compensation vehicles we employ. When determining amounts of long-term incentive grants to executive officers and employees, the Committee examines the accounting cost associated with the grants. Under accounting guidance, grants of stock options, RSUs and PBRSUs result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For RSUs, the cost is generally equal to the fair value of the stock on the date of grant times the number of shares granted. This expense is amortized over the requisite service period. With respect to stock options, we calculate the fair value of the option and take that value into account as an expense over the vesting period, after adjusting for forfeitures. For PBRSUs, we calculate the fair value of the award upon grant and adjust the value to be expensed on a quarterly basis over the performance period based on expected award payouts, after adjusting for forfeitures.

Section 162(m) of the Code generally prohibits a publicly-held company from deducting compensation paid to a current or former NEO that exceeds $1.0 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Committee under a plan approved by the Company’s stockholders, as well as amounts payable to former executive officers pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1.0 million deductibility limit.

As one of the factors in its consideration of compensation matters, the Committee noted this deductibility limitation. However, the Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and our stockholders, including awarding compensation that may not be deductible for tax purposes. There can be no assurance that any compensation will in fact be deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing CD&A with management. Based on its review and discussions, the Compensation Committee has recommended to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in the Company’s proxy statement for its 2019 Annual Meeting of stockholders.

Members of the Compensation Committee

J. David Chatham, Chair

Paul F. Folino

Claudia Fan Munce

Thomas C. O’Brien

Jaynie Miller Studenmund

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Chatham (Chair), Folino, O’Brien and Mmes. Munce and Studenmund served on the Compensation Committee during 2018. No person who served as a member of the Compensation Committee during 2018 was or is an officer or employee of the Company. No executive officer of the Company serves or served as a director or member of the compensation committee of another company who employed or employs any member of the Company’s Compensation Committee or the Board.

EXECUTIVE COMPENSATION TABLES

2018 Summary Compensation Table

The following table sets forth certain information concerning compensation of each named executive officer who served as such during the fiscal years ended December 31, 2018, 2017 and 2016, other than for Mr. Pinkston, for whom compensation information is provided only for the fiscal year ended December 31, 2018, the only year in which he was a named executive officer. The positions listed below are as of December 31, 2018.

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		(3) ($)	(4) ($)	(5) ($)	(6) ($)	(7) ($)	(8) ($)	($)
Frank D. Martell	2018	778,942	3,704,964	—	1,092,000	—	65,748	5,641,654
President and Chief Executive Officer (1)	2017	710,577	3,262,445	—	1,250,000	—	61,177	5,284,199
	2016	650,000	2,274,943	—	1,129,400	—	61,490	4,115,833
James L. Balas	2018	449,519	1,349,905	—	450,000	—	30,856	2,280,280
Chief Financial Officer	2017	425,000	849,992	—	525,000	—	31,411	1,831,401
	2016	396,538	637,935	—	531,700	—	24,714	1,590,887
Barry M. Sando	2018	550,000	1,649,903	—	522,500	—	50,556	2,772,959
Managing Director, Underwriting & Workflow Solutions	2017	550,000	1,099,985	—	690,000	634,144	52,523	3,026,652
	2016	550,000	1,099,981	—	740,000	378,594	51,503	2,820,078
Arnold A. Pinkston Chief Legal Officer & Corporate Secretary (2)	2018	415,192	1,274,903	—	340,000	—	12,847	2,042,943

(1)	Effective March 6, 2017, the Board appointed Mr. Martell to the position of President and Chief Executive Officer and principal executive officer.

(2)	Arnold A. Pinkston was appointed Chief Legal Officer & Corporate Secretary on January 2, 2018.

(3)	Amounts include any amounts electively deferred by the NEO under the Deferred Compensation Plan.

(4)

For 2018, reflects the aggregate grant date fair value of stock awards, consisting of RSUs and PBRSUs, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation. We valued the RSUs as of the grant date by multiplying the closing price of our common stock on that date by the number of RSUs awarded. We valued the PBRSUs as of the grant date by multiplying the closing price of our common stock on that date by the target number of PBRSUs that will vest upon achievement of the target performance. The RSUs were granted and vest contingent upon the satisfaction of certain performance criteria through December 31, 2018, which criteria were satisfied, and thereafter vest based on continued employment through December 31, 2020. The PBRSUs were granted and vest contingent upon satisfaction of certain performance criteria and continued employment through December 31, 2020. If the highest performance target is met or exceeded, the value of the awards at grant date would be as follows: Mr. Martell $3,704,964; Mr. Balas $1,799,880; Mr. Sando $2,199,861; and Mr. Pinkston $1,699,856.

(5)	The Company did not grant stock options in 2016, 2017 or 2018.

(6)	For 2018, represents the annual incentive bonus that was paid to each NEO and includes any amounts electively deferred by the NEO under the Deferred Compensation Plan.

(7)

For 2018, the change in the present value of the life annuity from the end of fiscal year 2017 to the end of fiscal year 2018 for the Executive Supplemental Benefit Plan and the Pension Restoration Plan with respect to Mr. Sando only decreased due to an increase in the interest rate assumptions and is therefore excluded The actual change in the present values is as follows: ($411,002) under the Executive Supplemental Benefit Plan and ($8,715) under the Pension Restoration Plan. The amounts in this column do not include earnings under the Deferred Compensation Plan as such earnings were neither above-market nor preferential. See the Pension Benefits table below under “Pension Benefits for 2018” for assumptions used in calculating these amounts.

(8)	Amounts included in all other compensation consist of the amounts shown in the table below paid by the Company for each NEO.

Named Executive Officer	Life Insurance Premiums ($)	401(k) Matching Contributions ($)	Amounts Deferred under the Deferred Compensation Plan ($)	Total ($)
Frank D. Martell	4,878	8,250	52,618	65,748
James L. Balas	1,620	8,250	20,986	30,856
Barry M. Sando	13,356	8,250	28,950	50,556
Arnold A. Pinkston	3,963	5,884	3,000	12,847

Grants of Plan-Based Awards for 2018

The following table sets forth information on awards made to each of the NEOs under the ICP, 2011 Plan and the 2018 Plan during 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock & Option

Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards (3)($)
Frank D. Martell
2018 ICP Award			371,280	1,092,000	2,184,000
RSUs	2/20/2018	3/1/2018					40,696		1,852,482
PBRSUs	2/20/2018	3/1/2018				20,348	40,696	81,392	1,852,482
James Balas
2018 ICP Award			153,000	450,000	900,000
RSUs	2/20/2018	3/1/2018					9,885		449,965
PBRSUs	2/20/2018	3/1/2018				4,943	9,885	19,770	449,965
A30 Award (4)	7/30/2018	9/20/2018				4,442	9,885	17,768	449,975
Barry M. Sando
2018 ICP Award			187,000	550,000	1,100,000
RSUs	2/20/2018	3/1/2018					12,082		549,973
PBRSUs	2/20/2018	3/1/2018				6,041	12,082	24,164	549,973
A30 Award (4)	7/30/2018	9/20/2018				5,429	10,858	21,716	549,958
Arnold A. Pinkston
2018 ICP Award			115,600	340,000	680,000
RSUs	2/20/2018	3/1/2018					9,336		424,975
PBRSUs	2/20/2018	3/1/2018				4,668	9,336	18,672	424,975
A30 Award (4)	7/30/2018	9/20/2018				4,195	8,390	16,780	424,954

(1)

At threshold performance, a NEO would receive 34% of the target award amount and at maximum performance, a NEO would receive 200% of the target award amount. Actual incentive award earned by each NEO is reported in the 2018 Summary Compensation Table.

(2)

Equity awards in 2018 consisted of RSUs and PBRSUs granted as part of the 2018 long-term incentive compensation program. The RSUs are tied to achievement of at least $62.5 million in 2018 adjusted net income. For the RSUs, if as was the case, the adjusted net income performance target is met, the shares vest in three equal installments on the first three anniversaries of the grant date. In the case of the PBRSUs, 100% of each award is tied to achievement of certain adjusted earnings-per-share targets over a three-year performance period consisting of the 2018-2020 fiscal years, subject to modification based on our relative total stockholder return achieved during the performance period. The PBRSUs that were earned in 2018 based on 2018 adjusted EPS performance and relative total stockholder return will vest and be payable to the NEOs subject to their continued employment through December 31, 2020.

(3)

These amounts represent the aggregate grant date fair value of each award determined pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation. For the assumptions and methodologies used to value these awards, see footnote (4) to the 2018 Summary Compensation Table above.

(4)

PBRSUs were granted as a special one-time A30 Award to our NEOs, excluding the CEO, on September 20, 2018 and remain subject to the achievement of certain performance measures. The amount set forth in this column represents the estimated future payout of the A30 Awards assuming the target performance goal of 30% adjusted EBITDA margin has been achieved. The PBRSUs vest, if at all, based on achievement of pre-determined 2020 adjusted EBITDA margin targets. “See Compensation Discussion and Analysis—Long-Term Incentives” above for detailed discussion of the A30 Awards.

Employment Agreements

Effective March 6, 2017, we entered into a new employment agreement with Mr. Martell, which superseded the prior agreement and amendments thereto. On April 8, 2016, we entered into an employment agreement with Mr. Balas. In May 2011, we entered into an employment agreement with Mr. Sando, as amended June 16, 2014 and October 6, 2014. Effective January 2, 2018, we entered into an employment agreement with Mr. Pinkston. The material terms of the employment agreements, which are substantially similar in form, are as follows:

•

Term: One-year term through December 31 of each calendar year, with automatic renewal for an additional year unless either party provides 60 days prior written notice before the expiration of the current term. Neither party to the NEO employment agreements provided such notice in 2018, and accordingly the term of each automatically extended through December 31, 2019.

•

Pay: Sets initial base salary at current salary at the time the agreement was entered into or amended and provides that base salary will be reviewed annually and may be increased (but not decreased) during the term at our discretion.

•

Severance: Provides for severance pay if the NEO is terminated without “cause” as defined in the employment agreement. The severance amount is a multiple of base pay and target annual bonus. For Messrs. Martell and Sando, the multiple is two and COBRA reimbursement is provided for 24 months. For Messrs. Balas and Pinkston, the multiple is one and COBRA reimbursement is provided for 12 months. The NEOs are also entitled to receive payment of a pro-rata portion of any annual bonus actually earned based on performance that they would have otherwise received had their employment not terminated.

•	Severance Payment Timing: Severance will be paid in installments as follows:

•	Messrs. Martell and Sando — First payment is made in the seventh month after separation of employment and is 7/24th of the total severance and equal installments thereafter for the remainder;

•	Messrs. Balas and Pinkston — First payment is made in the seventh month after separation of employment and is 7/12th of the total severance and equal installments thereafter for the remainder.

•

Release of Liability: The employment agreement requires the NEO to sign a release in exchange for severance. Moreover, the NEOs are covered by restrictive covenants such as indefinite confidentiality, cooperation in litigation and non-competition.

•

Claw-backs: The employment agreement provides that the agreement is subject to “claw-back” under applicable law or under our claw-back policy in effect from time to time. We adopted such a recoupment or “claw-back” policy in March 2012 as further described in “Compensation Discussion and Analysis—Adjustment or Recovery of Awards (Claw-backs)”.

Outstanding Equity Awards at Fiscal Year-End for 2018

The following table shows outstanding equity awards held by our NEOs as of December 31, 2018.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Frank D. Martell
	116,298		11.35	8/29/2021
	63,870		15.50	3/1/2022
	38,150		25.95	2/26/2023
	20,313		32.49	3/2/2024
					10,852	(3)	362,674
					45,925	(4)	1,5343,814
					27,614	(5)	922,860
					43,184	(6)	1,443,209
					40,696	(7)	1,360,060
					17,580	(8)	587,524
								8,284	(9)	276,851
								28,487	(10)	952,036
James L. Balas
	7,732		11.38	9/27/2021
	8,709		15.50	3/1/2022
	7,803		25.95	2/26/2023
	3,693		32.49	3/2/2024
					3,043	(3)	101,697
					12,878	(4)	430,383
					7,230	(5)	241,627
					11,305	(6)	377,813
					9,885	(7)	330,357
					4,270	(8)	142,703
								2,168	(9)	72,455
								6,919	(10)	231,233
								8,884	(11)	296,903

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Barry M. Sando
	8,701		17.24	3/15/2021
	22,532		15.50	3/1/2022
	26,011		25.95	2/26/2023
	18,467		32.49	3/2/2024
					5,247	(3)	175,355
					22,205	(4)	742,091
					9,356	(5)	312,678
					14,631	(6)	488,968
					12,082	(7)	403,780
					5,219	(8)	174,419
								2,806	(9)	93,777
								8,457	(10)	282,633
								10,858	(11)	362,874
Arnold A. Pinkston
					9,336	(7)	312,009
					4,033	(8)	134,783
								6,535	(10)	218,400
								8,390	(11)	280,394

(1)	The stock options disclosed in this table have a ten-year term. As of December 31, 2018, all stock options were fully vested.

(2)	Represents the value of unvested RSUs based on closing stock price on December 31, 2018 of $33.42.

(3)

These RSUs represent the unvested portion of RSUs that were granted to the NEOs on March 1, 2016 which were subject to (i) the achievement of adjusted net income of $55 million for 2016 and (ii) time vesting in three equal annual installments on the first, second and third anniversaries of the grant date. We achieved the $55 million performance measure for 2016.

(4)

These PBRSUs represent the portion of the PBRSUs that were granted to the NEOs on March 1, 2016 and vest based upon our achievement of certain performance measures and continued employment through December 31, 2018. The amount set forth in this column represents the aggregate number of units that were distributed based on our achievements of adjusted EPS and relative TSR goals over the three-year performance period (2016, 2017, 2018).

(5)

These RSUs represent the unvested portion of RSUs that were granted to the NEOs on February 28, 2017 and, for Mr. Martell, also on March 14, 2017, which were subject to (i) the achievement of adjusted net income of $57.5 million for 2017 and (ii) time vesting in three equal annual installments on the first, second and third anniversaries of the grant date. We achieved the $57.5 million performance measure for 2017.

(6)

These PBRSUs represent the portion of the PBRSUs that were granted to the NEOs on February 28, 2017 and, for Mr. Martell, also on March 14, 2017, and vest based upon our achievement of certain performance measures and continued employment through December 31, 2019. The amount set forth in this column represents the actual number of units that are subject to the time vesting requirement based on our achievement of adjusted EPS in 2017 and 2018.

(7)

These RSUs represent the unvested portion of RSUs that were granted to the NEOs on March 1, 2018, which were subject to (i) the achievement of adjusted net income of $62.5 million for 2018 and (ii) time vesting in three equal annual installments on the first, second and third anniversaries of the grant date. We achieved the $62.5 million performance measure for 2018.

(8)

These PBRSUs represent the portion of the PBRSUs that were granted to the NEOs on March 1, 2018, and vest based upon our achievement of certain performance measures and continued employment through December 31, 2020. The amount set forth in this column represents the actual number of units that are subject to the time vesting requirement based on our achievement of adjusted EPS in 2018.

(9)

These PBRSUs represent the portion of the PBRSUs that were granted to the NEOs on February 28, 2017 and, for Mr. Martell, also on March 14, 2017, that remain subject to our achievement of certain performance measures. The amount set forth in this column represents the estimated future payout of PBRSUs assuming the target performance goals have been achieved. The PBRSUs vest based on the degree of achievement of certain adjusted EPS goals over a three-year performance period (2017, 2018 and 2019).

(10)

These PBRSUs represent the portion of the PBRSUs that were granted to the NEOs on March 1, 2018, that remain subject to our achievement of certain performance measures. The amount set forth in this column represents the estimated future payout of PBRSUs assuming the target performance goals have been achieved. The PBRSUs vest based on the degree of achievement of certain adjusted EPS goals over a three-year performance period (2018, 2019 and 2020). See “Compensation Discussion and Analysis—Long-Term Incentives” above for detailed discussion.

(11)

These PBRSUs were granted as a special one-time A30 Award to our NEOs, excluding the CEO, on September 20, 2018 and remain subject to the achievement of certain performance measures. The amount set forth in this column represents the estimated future payout of the A30 Awards assuming the target performance goal of 30% adjusted EBITDA margin has been achieved. The PBRSUs vest, if at all, based on achievement of pre-determined 2020 adjusted EBITDA margin targets. “See Compensation Discussion and Analysis—Long-Term Incentives” above for detailed discussion of the A30 Awards.

Option Exercises and Stock Vested for 2018

The following table sets forth information concerning value realized by each of the NEOs upon exercise of stock options and vesting of other stock awards during 2018.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Frank D. Martell	—	—	69,044	3,145,328
James L. Balas	—	—	13,758	626,231
Barry M. Sando	8,700	285,236	39,970	1,819,505
Arnold A. Pinkston	—	—	—	—

(1)

Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the NEO.

(2)	Value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect proceeds actually received by the NEO.

Pension Benefits for 2018

The following table shows the actuarial present value of the accumulated retirement benefits payable upon normal retirement age to each of the NEOs who participate in a pension plan, computed as of December 31, 2018. The amounts disclosed are based upon benefits provided to the NEOs under our Pension Restoration Plan and our Executive Supplemental Benefit Plan. Benefit accruals were frozen under the Pension Restoration Plan as of April 30, 2008 and the Executive Supplemental Benefit Plan was frozen effective December 31, 2010. We previously maintained a pension plan, which was assumed by First American Financial Corporation (“FAFC”) in connection with spinning off our financial services businesses now known as FAFC on June 1, 2010 (the “Separation”). Messrs. Balas, Martell and Pinkston were not eligible to participate in the Pension Restoration Plan or the Executive Supplemental Benefit Plan and therefore they are not included in the following table.

Name	Plan Name	Number of Years Credited Service (1)(#)	Present Value of Accumulated Benefits (2)($)	Payments During Last Fiscal Year
Barry M. Sando	Executive Supplemental Benefit Plan	27	5,396,218	—
Barry M. Sando	Pension Restoration Plan	26	121,528	—
(1)

Credited years of service for the Pension Restoration Plan and the Executive Supplemental Benefit Plan is the time between the participant’s deemed participation date under the plan and December 31, 2018.

(2)

The Pension Restoration Plan benefits generally accrue from the date of employment through the normal retirement age (as discussed below). The following assumptions were used for calculating present values: interest rate of 4.23%, post-retirement mortality per RP-2014 Table for Healthy Annuitants with mortality projection starting in 2006 using Fully Generational Scale MP-2018, and benefit is payable as a single life annuity.

Executive Supplemental Benefit Plan eligibility requires 10 years of service and 5 years of participation in the plan with the benefit dependent on age at retirement between 55 and 62, rather than credited years of service. The following assumptions were used for calculating present value: interest rate of 4.15% post-retirement mortality at December 31, 2018; RP-2006 “Healthy Annuitants” table with generational projection based on MP-2018 Order 2 Graduation Alternative Projection Scale. Benefit is payable as a 50% joint and survivor annuity.

Pension Restoration Plan

During 1996, we adopted the Pension Restoration Plan. This plan is an unfunded, non-qualified plan designed to make up for the benefit accruals that were limited under our tax-qualified pension plan based on compensation in excess of the amount of compensation that may be considered under federal tax law limits for qualified plans. However, in order to limit its expense, the Pension Restoration Plan does not make up for benefit accruals on compensation exceeding $275,000. The Pension Restoration Plan also makes up for benefits that could not be paid from a qualified plan because of limitations imposed by the federal tax laws. Vesting of benefits payable to an employee under the Pension Restoration Plan generally occurs upon employment through “normal retirement age.” “Normal retirement age” is defined as the later of the employee’s attainment of age 65 or three years of service with us. The Pension Restoration Plan was effective as of January 1, 1994, but only covers selected employees who were participants in the tax-qualified pension plan formerly sponsored by us which was assumed by FAFC in connection with the Separation. The Pension Restoration Plan excludes pay earned after December 31, 2001. The Pension Restoration Plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

Effective January 1, 2009, to comply with Section 409A of the Code, payment of benefits under the Pension Restoration Plan commences the first of the month following a participant’s separation from service or six months following a participant’s separation from service if he is considered a specified employee. Also, benefit options under the Pension Restoration Plan include various actuarial equivalent annuity options. A participant with at least three years of service with us may elect to retire after attaining age 55, but prior to age 65, and receive reduced benefits. Benefits are reduced 1/180th for each of the first 60 months and by 1/360th for each of any additional months by which the benefit commencement date precedes the participant’s normal retirement date. Mr. Sando is the only NEO who participates in the Pension Restoration Plan, and he was eligible for early retirement but not normal retirement at December 31, 2018.

On June 1, 2010, in connection with spinning off the businesses now known as FAFC, the sponsorship of a portion of the Pension Restoration Plan and the liabilities under the plan were transferred to FAFC with respect to the accrued benefits for employees and former employees who were transferred to FAFC. We remain responsible for liabilities under the Pension Restoration Plan relating to the accrued benefits of employees who were not transferred to FAFC, which are now payable pursuant to the terms of the CoreLogic, Inc. Pension Restoration Plan, the successor plan to the original Pension Restoration Plan. The new plan is intended to govern the benefits payable to participants under the plan as of June 1, 2010 and is not intended to grant additional benefits to the participants in excess of their benefits accrued under the original Pension Restoration Plan.

Executive Supplemental Benefit Plan

The Executive Supplemental Benefit Plan provides retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel. The plan was originally adopted in 1985 and has been amended a number of times since then. Under the plan, as originally adopted, upon retirement at normal retirement date (the later of age 65 or completion of 10 years of service) the participant received a joint life and 50% survivor annuity benefit equal to 35% of “final average compensation.” “Final average compensation” was determined for those three calendar years out of the last 10 years of employment preceding retirement in which final average compensation is the highest. Final average compensation includes base salary and commissions, cash bonuses and stock bonuses that are granted to compensate for past services (such as annual incentive bonus RSUs).

Under the original plan, the benefit was reduced by 5% for each year prior to normal retirement date in which retirement occurs and, until age 70, increased by 5% (compounded in order to approximate the annuitized value of the benefit had retirement occurred at age 65) for each year after such date in which retirement occurs. With respect to such postponed retirement, the plan took into account covered compensation received until age 70, so that the retirement benefit of an executive who retires after normal retirement date is determined as the greater of the annuitized benefit or the benefit calculated using final average compensation until age 70.

To be eligible to receive benefits under the plan, a participant must be at least age 55, have been an employee of us or one of our subsidiaries for at least 10 years and covered by the plan for at least five years. A pre-retirement death benefit is provided consisting of 10 annual payments, each of which equals 50% of final average compensation. Subject to applicable legal rules, the Board can, in its discretion, pay the participant or beneficiary in an actuarial equivalent lump sum or other form of benefit. In the event of a “change in control” (as defined in the plan) of us, a participant who retires after the change in control shall receive the same benefits as if he were retiring upon the attainment of normal retirement date.

The Executive Supplemental Benefit Plan was amended in September 2005 to provide that participants who thereafter engage in competition with us, either during their employment with or following their departure, forfeit their right to receive any vested benefits under the plan. Competition includes the misappropriation, sale, use or disclosure of our trade secrets, confidential or proprietary information and solicitation of our customers.

To reduce the costs of the plan to us, the plan was further amended in October 2007. Among other changes, this amendment (i) reduced the normal retirement date to the latest of age 62, the date on which the participant completes 10 years of service with us and the date on which the participant was covered, in combination, by the plan or FAC Management Supplemental Benefit Plan for five years; (ii) changed the period over which “final average compensation” is determined to the five calendar years preceding retirement; (iii) reduced the maximum benefit payable to a joint life and 50% survivor annuity benefit equal to 30% of final average compensation; (iv) eliminated any increased benefit for postponed retirement beyond the normal retirement date; and (v) provided for accelerated vesting only upon a change in control that is not approved by our incumbent Board. The benefit is reduced by 5.952% for each year prior to age 62 in which retirement actually occurs. Participants who were vested as of the effective date of the amendment, November 1, 2007, are entitled to receive the higher of the benefit as calculated under the amended plan and the benefit to which the participant would have been entitled had he retired on October 31, 2007.

In connection with the Separation, we transferred sponsorship and administration of a portion of the Executive Supplemental Benefit Plan to FAFC. As part of this transfer, FAFC assumed the liabilities under the portion of the plan covering employees and former employees who were transferred to FAFC. Following the Separation, we remained responsible for the liabilities under the portion of the Executive Supplemental Benefit Plan relating to our employees and former employees who were not transferred to FAFC. We maintain the CoreLogic, Inc. Executive Supplemental Benefit Plan as the successor to the original Executive Supplemental Benefit Plan in satisfaction of its liabilities to such employees who were participants and accrued benefits under the Executive Supplemental Benefit Plan, but were not transferred to FAFC. The CoreLogic, Inc. Executive Supplemental Benefit Plan is intended to provide future benefits for our employees on and after June 1, 2010 and is intended to govern the benefits payable to such employees both before and after June 1, 2010.

Effective December 31, 2010, the CoreLogic, Inc. Executive Supplemental Benefit Plan was frozen and amended to, among other things: (i) close the plan to new participants; (ii) freeze the average pay calculation as of December 31, 2010 (compensation after December 31, 2010 will not be taken into consideration in calculating benefits); (iii) amend the amount and form of the pre-retirement death benefit to provide for payment to a participant’s designated beneficiary in an amount equal to the survivor portion of a 50% joint and survivor annuity for the life of the beneficiary, or if the participant’s beneficiary is someone other than the participant’s spouse or domestic partner, for a maximum of twenty years; and (iv) apply a proration factor to the benefit amount payable, the numerator of which is a participant’s service at December 31, 2010 and the denominator of which is the participant’s service that would have accrued as of his or her early retirement date if the participant was not early retirement eligible as of December 31, 2010.

In addition to the amendments described above, the change of control provisions were amended to provide that participants will become 100% vested in all plan benefits upon an involuntary separation from service without good cause following a change of control. Prior to the amendment, participants became 100% vested in all plan benefits upon a change of control, regardless of whether they incurred a separation of service for any reason. Furthermore, the retirement income benefit provided to participants and commencing upon a separation from service following a change of control on the same basis as though they had attained normal retirement age is limited to participants who experience an involuntary separation from service without good cause following a change of control.

As of December 31, 2018, there remained three active employees, including Mr. Sando, who participate in the plan. The plan is closed to new participants. As of December 31, 2018, Mr. Sando was eligible for early retirement but not normal retirement. The plan is unfunded and unsecured. We have previously purchased insurance, of which we are the owner and beneficiary, on the lives of certain plan participants. This insurance is designed to offset, over the life of the plan, a portion of our costs incurred with respect to the plan.

Nonqualified Deferred Compensation for 2018

As reflected in the following table, certain of our NEOs have elected to participate in our Deferred Compensation Plan.

Name	Executive Contributions in Last FY (1)($)	Registrant Contributions in Last FY (1)($)	Aggregate Earnings in Last FY (2)($)	Aggregate Balance at Last FYE (3)($)
Frank D. Martell	312,500	47,099	(141,084)	2,037,968
James L. Balas	183,750	20,591	(54,696)	663,865
Barry M. Sando	20,700	30,600	(81,033)	1,137,030

(1)

All contributions presented herein reflect amounts actually deferred in 2018, while amounts reported in the 2018 Summary Compensation Table under “All Other Compensation” reflect amounts earned for 2018.

(2)

Represents earnings or losses on participant-selected investment options. None of the amounts are reflected in the 2018 Summary Compensation Table because the return on deferred amounts is calculated in a similar manner and at a similar rate as earnings on externally managed mutual funds.

(3)

To the extent the executive officers were NEOs in prior years, the amounts reported in the aggregate balance at last fiscal year end that represented prior salary and non-equity incentive plan compensation deferrals or Company contributions were previously reported as compensation to the NEO in our Summary Compensation Table as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” in previous years. Amounts reported in the aggregate balance at last fiscal year end that represent earnings in prior years on previously deferred amounts are not reflected on prior period Summary Compensation Tables.

The Deferred Compensation Plan offers to a select group of management and highly compensated employees the opportunity to elect to defer portions of their base salary, commissions and cash bonuses. We maintain a deferral account for each participating employee on a fully vested basis for all employee deferrals. Participants can choose to have their cash benefits paid in one lump sum or in quarterly payments upon separation from service or death. Subject to the terms and conditions of the plan, participants may also elect scheduled and nonscheduled in-service withdrawals of compensation deferred prior to January 1, 2005, and the earnings and losses attributable thereto. Withdrawals of compensation deferred after December 31, 2004, and the earnings and losses attributable thereto, must be scheduled by the participant at the time the participant elects to defer such compensation.

Participants allocate their deferrals among a variety of investment crediting options offered under the plan. The investment crediting rates are based upon the rates of return available under certain separate accounts offered through variable insurance products.

For all participants who joined the Deferred Compensation Plan prior to December 31, 2001, the plan provides a pre-retirement life insurance benefit equal to the lesser of 15 times the amount deferred in the participant’s first year of participation or $2 million. The life insurance benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001 are not eligible for this insurance benefit. We pay a portion of the cost of such life insurance benefits. The plan is unfunded and unsecured.

The Deferred Compensation Plan was amended in 2010 to provide for Company contributions to the plan in the form of 401(k) restoration contributions. The amount of our 401(k) restorations contributions made to participant accounts is determined based on the amount of discretionary matching contributions that would be made under the 401(k) Plan if the participants’ deferrals under the Deferred Compensation Plan were instead made under the 401(k) Plan, but without regard to the statutory limits that apply to the benefits that may be provided under the 401(k) Plan. There are currently no vesting limitations in the Deferred Compensation Plan.

Potential Payments Upon Termination or Change in Control

The following tables describe payments and other benefits that would be provided to certain of our NEOs under the specified circumstances upon a change in control of us or their termination, assuming a termination or change in control occurred on December 31, 2018. For further discussion, see “Compensation Discussion and Analysis—Change in Control Agreements” above.

Name	Trigger	Severance		Bonus		Value of RSU Acceleration (6)	Value of PBRSU Acceleration (7)	Deferred Compensation (8)	Vested Pension Plan (11)		Benefit Continuation		Total
Frank Martell	Voluntary Resignation	—		—		—	—	2,037,968	—		—		2,037,968
	Termination For Cause	—		—		—	—	2,037,968	—		—		2,037,968
	Termination Without Cause / For Good Reason	3,744,000	(2)	1,092,000	(4)	2,645,594	—	2,037,968	—		49,542	(9)	9,569,104
	Change in Control with Termination Good Reason / Without Cause (1)	5,616,000	(3)	1,092,000	(5)	2,645,594	4,279,164	2,037,968	—		57,162	(10)	15,727,888
	Death	—		1,092,000		2,645,594	4,279,164	2,037,968	—		—		10,054,726
	Disability	—		1,092,000		2,645,594	4,279,164	2,037,968	—		—		10,054,726

James Balas	Voluntary Resignation	—		—		—	—	663,865	—		—		663,865
	Termination For Cause			—		—	—	663,865	—		—		663,865
	Termination Without Cause	900,000	(2)	450,000	(4)	673,680	—	663,865	—		24,370	(9)	2,711,915
	Change in Control with Termination Good Reason / Without Cause (1)	1,800,000	(3)	450,000	(5)	673,680	1,420,049	663,865	—		39,308	(10)	5,046,903
	Death	—		450,000		673,680	1,420,049	663,865	—		—		3,207,595
	Disability	—		450,000		673,680	1,420,049	663,865	—		—		3,207,595

Barry M. Sando	Voluntary Resignation	—		—		—	—	1,137,030	5,372,831	(12)	—		6,509,861
	Termination For Cause	—		—		—	—	1,137,030	5,372,831	(12)	—		6,509,861
	Termination Without Cause	2,200,000	(2)	522,500	(4)	608,979	—	1,137,030	5,372,831	(12)	33,440	(9)	9,874,780
	Change in Control with Termination Good Reason / Without Cause (1)	3,300,000	(3)	522,500	(5)	608,979	1,159,340	1,137,030	6,516,590	(12)(13)	39,986	(10)	13,284,425
	Death	—		522,500		608,979	1,159,340	1,137,030	2,766,213	(12)(14)	—		6,194,062
	Disability	—		522,500		608,979	1,159,340	1,137,030	5,372,831	(12)	—		8,800,680

Arnold A. Pinkston	Voluntary Resignation	—		—		—	—	—	—		—		0
	Termination For Cause	—		—		—	—	—	—		—		0
	Termination Without Cause	765,000	(2)	340,000	(4)	312,009	—	—	—		24,771	(9)	1,441,780
	Change in Control with Termination Good Reason / Without Cause (1)	1,530,000	(3)	340,000	(5)	312,009	592,403	—	—		39,308	(10)	2,813,720
	Death	—		340,000		312,009	592,403	—	—		—		1,244,412
	Disability	—		340,000		312,009	592,403	—	—		—		1,244,412

(1)

In accordance with SEC rules, an excise tax calculation is not presented in this table as we do not provide a gross-up or tax reimbursement to our NEOs in connection with a change in control. Amounts payable in the event of a change in control may be subject to reduction under Sections 280G and 4999 of the Code.

(2)

Represents an amount equal to a multiple of annualized base salary in effect on the date employment terminates (the “Severance Date”) — two times annualized base salary in the case of Messrs. Martell and Sando; one-time annualized base salary in the case of Messrs. Balas and Pinkston, plus (ii) the same multiple of target annual ICP amount in effect on the Severance Date (the “Severance Benefit”). The Severance Benefit will be payable in a lump sum equal to 7/24 (7/12 for Messrs. Balas and Pinkston) of the Severance Benefit on the seventh month after the Severance Date with an additional 1/24 (1/12 for Messrs. Balas and Pinkston) of the Severance Benefit paid each month until the month which is 24 months for Messrs. Martell and Sando (12 months for Messrs. Balas and Pinkston) after the Severance Date. Receipt of the benefit is contingent upon execution of a general release of claims and compliance with certain post-termination covenants, including a 24 month post-termination non-competition covenant for Messrs. Martell and Sando (12 months for Messrs. Balas and Pinkston), and confidentiality provisions in the employment agreement.

(3)

Represents a multiple of base salary in effect immediately prior to the date of termination by us (three times base salary for Messrs. Martell and Sando and two times base salary for Messrs. Balas and Pinkston) and a multiple of target annual cash bonus established for fiscal year (three times for Messrs. Martell and Sando; two times for Messrs. Balas and Pinkston). Receipt of the benefit is contingent upon execution of a general release of claims.

(4)

Represents the pro rata portion of annual cash bonus for fiscal year 2018; applicable agreements provide for the payment of the pro rata portion of the bonus amount that would have been paid if employment had not terminated during the fiscal year. Such payment is required to be paid within two and one half months following fiscal year end. Receipt of the benefit is contingent upon execution of a general release of claims and compliance with certain post termination covenants, including a 24 month post-termination non-competition covenant, and confidentiality provisions in the employment agreement for Messrs. Martell and Sando (12 months for Messrs. Balas and Pinkston).

(5)

Represents the pro rata portion of target annual cash bonus for the year of termination; applicable agreements provide for the payment of the target annual cash bonus established for fiscal year 2018. Receipt of the benefit is contingent upon execution of a general release of claims.

(6)

Represents the value after acceleration of outstanding unvested RSUs based on our closing stock price on December 31, 2018 of $33.42. The outstanding unvested RSUs reported above will accelerate and vest on an involuntary termination without cause (whether before or after a change in control, although not all outstanding RSUs may vest on such a termination before a change in control), retirement, death or disability. For certain terminations of employment, the accelerated vesting is subject to execution of a general release of claims and complies with certain post-termination covenants, including a 24 month post-termination non-competition covenant, and confidentiality provisions in the employment agreement for Messrs. Martell and Sando (12 months for Messrs. Balas and Pinkston).

(7)

Represents the value after acceleration of all outstanding unvested PBRSUs based on our closing stock price on December 31, 2018 of $33.42. All or a pro-rata portion of outstanding unvested PBRSUs will generally accelerate on death, disability or involuntary termination without cause following a change in control, subject to attainment of the performance measures for any termination prior to a change in control. We have assumed that the target number of PBRSUs would become vested in connection with each acceleration event, although the actual number of PBRSUs that could become vested could be higher or lower than the target number of PBRSUs, based on actual performance.

(8)	Refers to payments accrued under the Deferred Compensation Plan as of December 31, 2018 based on each executive officer’s salary deferral election and 401(k) restoration contributions.

(9)

Represents the cost of continued health and welfare benefits for 24 months in the case of Messrs. Martell and Sando, or 12 months in the case of Messrs. Balas and Pinkston, after the date on which the termination occurs. These obligations are reduced by any welfare benefits made available to the executive officer from subsequent employers.

(10)

Represents the cost of continued health and welfare benefits for 36 months in the case of Messrs. Martell and Sando, or 24 months in the case of Messrs. Balas and Pinkston, after the date on which the termination occurs subject to the executive’s continued payment of the same premium payment amount as immediately prior to termination. These obligations are reduced by any welfare benefits made available to the executive officer from subsequent employers.

(11)	Mr. Sando is eligible to receive current vested benefits amount under the Pension Restoration Plan and Executive Supplemental Benefit Plan.

(12)

Represents the present value of the benefit calculated under the Executive Supplemental Benefit using the following assumptions: interest rate at 4.15%, post-retirement mortality per PR-2006 Healthy Annuitants table with generational projection based on MP-2018 Order 2 Graduation Alternative Projection Scale and the present value of the benefit calculated under the Pension Restoration Plan using the following assumptions: interest rate of 4.23%, post-retirement mortality per RP-2014 Table for Healthy Annuitants with mortality projection starting in 2006 using the Fully Generational Scale MP-2018.

(13)

Upon an involuntary termination without cause after a change in control, Mr. Sando becomes 100% vested in the Executive Supplemental Benefit Plan in the amount Mr. Sando would have been entitled to receive in accordance with the provisions of the plans in effect on the date of the change of control.

(14)	Represents pre-retirement death benefit payable to the executive officer’s spouse.

PAY RATIO DISCLOSURE

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of Mr. Martell to the annual total compensation of the median employee of the Company. The Company believes that there have been no changes to our employee population or compensation arrangements that would result in a significant change to our pay ratio disclosure. Therefore, as permitted by Regulation S-K, we are using the same median employee as that was identified on December 31, 2017.

The median employee was a non-exempt, full-time employee located in the U.S. with an annual total compensation of $67,208 for 2018, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes base pay, overtime pay and the Company’s matching contribution to that employee’s 401(k) plan.

For the year ended December 31, 2018, the total compensation for our Chief Executive Officer, Mr. Martell, was $5,641,654 as reported in the “Total” column of the 2018 Summary Compensation Table. Based on this information, for 2018, the ratio of the compensation of the Chief Executive Officer to the median annual total compensation of all other employees was estimated to be 83.9 to 1.

We believe that our pay ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio disclosure may not be comparable to the pay ratio reported by other companies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Rules adopted by the SEC require our officers, as defined under the relevant SEC rules, and directors, and persons who beneficially own more than ten percent of our issued and outstanding common stock, to file reports of their ownership, and changes in ownership, of our shares with the SEC on prescribed forms. Officers, directors and greater-than-ten-percent beneficial owners are required by the SEC’s rules to furnish us with copies of all such forms they file with the SEC.

Based solely on the review of the copies of the forms received by us, or written representations from reporting persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that our officers, directors and greater-than-ten-percent beneficial owners timely complied with all such filing requirements during fiscal 2018.

QUESTIONS AND ANSWERS ABOUT VOTING

Why have I been sent a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice to most of our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

What proposals will be voted on at the Annual Meeting?

1.	The election of the 11 persons named in this proxy statement to serve on the Board until the next annual meeting and until their respective successors are duly elected and qualified;

2.	The approval, on an advisory basis, of the compensation of our NEOs;

3.	The ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

4.	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Our management and the Board are not aware of any other matters to be presented at the Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement, nor have we received notice of any matter by the deadline prescribed by Rule 14a-4(c)(1) promulgated under the Exchange Act. Without limiting our ability to apply the advance notice provisions in our Bylaws with respect to the procedures which must be followed for a matter to be properly presented at an annual meeting, if other matters should properly come before the Annual Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

Does our Board have any recommendations with respect to the listed proposals?

Our Board recommends you vote: (1) “FOR” the election of each of the 11 nominees for director; (2) “FOR” the approval, on an advisory basis, of the compensation of our NEOs; and (3) “FOR” the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Who may attend the Annual Meeting?

Only our stockholders and their invited guests may attend the Annual Meeting. If you are a stockholder of record, you must bring proof of identification. If you hold your shares through a broker, bank or other nominee, you will need to provide proof of ownership — for example, a copy of a brokerage statement showing your share ownership — and proof of identification. Additional documentation is required to vote your shares at the Annual Meeting if you hold your shares through a broker, bank or other nominee. See “How can I vote my shares in person at the Annual Meeting?” below for more information.

Who is entitled to vote?

Stockholders of record as of the close of business on March 4, 2019, the record date, or those with a valid proxy from a broker, bank or other nominee that held our shares on the record date are entitled to vote on the matters to be considered at the Annual Meeting.

Who is a stockholder of record?

A stockholder of record is a person or entity whose name appears as an owner of one or more shares of our common stock on the records of our transfer agent as of its close of business on the record date.

How can I vote my shares in person at the Annual Meeting?

If you hold shares as a stockholder of record, you have the right to vote those shares in person at the Annual Meeting. If you choose to do so, you can vote using the ballot provided at the Annual Meeting or, if you received a printed set of the proxy materials by mail, by submitting at the Annual Meeting the proxy card enclosed with the proxy materials you received. If you are a beneficial holder of shares, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares in person at the Annual Meeting using the ballot provided at the meeting. Please note that participants in our 401(k) Savings Plan (the “401(k) Plan”) may not vote their plan shares in person at the Annual Meeting. See “How are my shares in the Company’s 401(k) Plan voted?” below for more information.

Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How many shares are entitled to vote at the Annual Meeting?

As of the record date, 80,126,108 shares of our common stock were issued, outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each share of the Company’s common stock, excluding treasury shares, is entitled to one vote on each of the 11 director nominees and on each other proposal to be voted on at the Annual Meeting.

How many directors can I vote for?

Eleven. At the Annual Meeting, stockholders may vote “for” or “against” the election to our Board of each of the 11 nominees for director. Stockholders may also abstain from voting with respect to any of the 11 nominees for director.

Who are the director nominees?

The 11 director nominees are: J. David Chatham, Douglas C. Curling, John C. Dorman, Paul F. Folino, Frank D. Martell, Claudia Fan Munce, Thomas C. O’Brien, Vikrant Raina, Jaynie Miller Studenmund, David F. Walker, and Mary Lee Widener.

What is the voting requirement to approve each of the proposals?

Proposal 1 – Election of Directors

Because the number of director nominees timely nominated for election at the Annual Meeting does not exceed the number of directors to be elected at the Annual Meeting, our Bylaws provide that each director nominee will be elected to the Board to serve until the next annual meeting and as soon thereafter as his or her successor is duly elected and qualified, if the nominee receives a majority of votes cast with respect to such director nominee’s election. A “majority of votes cast” means that the number of votes “for” a director nominee must exceed the number of votes “against” that director nominee.

Proposal 2 – Approval, on an Advisory Basis, of the Compensation of our NEOs

Approval, on an advisory basis, of the compensation of our NEOs requires the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the meeting and entitled to vote on the proposal, a majority of them must be voted “for” the proposal for it to be approved).

Proposal 3 – Ratification of the Selection of PwC as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2019

The selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019 will be ratified if the affirmative vote of the holders of a majority of shares of common stock present in person or represented by proxy and entitled to vote on the matter (meaning that of the shares represented at the meeting and entitled to vote on the proposal, a majority of them must be voted “for” the proposal for it to be approved).

How do I vote?

If you are a stockholder of record, you may vote on matters that properly come before the Annual Meeting in one of four ways:

You may vote over the Internet.

You do this by following the instructions provided either in the Notice or on the proxy card accompanying this proxy statement if you received a printed set of the proxy materials. If you submit your proxy over the Internet, your shares will be voted as you instruct. You do not have to separately mail in your proxy card.

You may vote by mail.

If you received a printed set of the proxy materials, you do this by signing and dating the proxy card accompanying this proxy statement and mailing it in the enclosed, prepaid and addressed envelope within the required time. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote by telephone.

You do this by following the instructions provided on the proxy card accompanying this proxy statement if you received a printed set of the proxy materials. If you submit your proxy by telephone, your shares will be voted as you instruct. You do not have to separately mail in your proxy card.

You may vote in person at the Annual Meeting.

You can vote your shares in person at the Annual Meeting. If you choose to do so, you can vote using the ballot provided at the Annual Meeting, or, if you requested and received printed copies of the proxy materials by mail, you can complete, sign and date the proxy card enclosed with the proxy materials you received and submit it at the Annual Meeting.

If you hold your shares in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to instruct how your shares are to be voted at the Annual Meeting. If your shares are held in “street name,” you may also attend the Annual Meeting and vote your shares in person, provided that you request and receive, prior to the Annual Meeting, a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting and present the legal proxy at the meeting prior to voting. If your shares are held through the 401(k) Plan, please see “How are my shares in the Company’s 401(k) Plan voted?” below.

How are my shares in the Company’s 401(k) Plan voted?

For those stockholders who hold shares pursuant to the 401(k) Plan, Fidelity Management Trust Company (“Fidelity”) acts as trustee for shares held in the 401(k) Plan. The governing documents of the 401(k) Plan require Fidelity, as trustee, to vote the shares as directed by the plan participants for whose benefit the shares are held. Fidelity will use an independent third party to tabulate the voting directions of all participants who provide such directions to Fidelity. Neither the tabulator nor Fidelity will provide the individual or aggregate participant voting directions to the Company, unless otherwise required by law. Shares for which no direction is received by Fidelity from the participants by April 25, 2019 at 5:00 p.m., Eastern time, will be voted in the same proportion as are the shares for which directions are received by that time.

How will my shares be voted if I do not provide specific voting instructions in the proxy I submit?

The named proxy holders, Frank D. Martell or Arnold A. Pinkston, will vote your shares in the manner recommended by our Board with respect to the three proposals included in this proxy statement and as such proxy holders may determine in accordance with their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.

Can I change my vote or revoke my proxy?

You have the power to change or revoke your proxy at any time before the polls close at the Annual Meeting. Only your latest-dated proxy counts. You may do this by:

•	submitting an authorized proxy bearing a later date using one of the alternatives described above under “How do I vote?”;

•

if you are a stockholder of record, submitting written notice of your revocation to Arnold A. Pinkston, Chief Legal Officer and Corporate Secretary, at our mailing address on the cover page of this proxy statement; or

•

voting in person at the Annual Meeting, provided that if your shares are held in “street name” (in the name of a bank, broker or other nominee), you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

Who will count the votes?

A representative of Alliance Advisors, LLC will serve as inspector of elections and will tabulate the votes cast at the Annual Meeting and certify the results.

How can I obtain an additional proxy card?

If you lose, misplace or otherwise need to obtain a proxy card, and you are a stockholder of record, please contact our proxy solicitor, Alliance Advisors, toll-free at 1-855-325-6671. If you are a beneficial owner of shares held indirectly through a broker, bank or other nominee, please contact your account representative at that organization.

What constitutes a “quorum?”

A “quorum” refers to the number of shares that must be represented at a meeting in order to lawfully conduct business. Holders of a majority in voting power of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Without a quorum, no business may be transacted at the Annual Meeting. Abstentions and broker non-votes (as described below) are counted as present and entitled to vote for purposes of determining the presence or absence of a quorum.

What is a “broker non-vote” and how is it treated?

If you are a beneficial owner of shares held in “street name” by a broker and you do not submit voting instructions to your broker, your broker may vote your shares at the Annual Meeting only on “routine matters” (as defined by NYSE rules) on which it has discretion to vote. The NYSE currently considers only Proposal 3 — the proposal to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019 — to be a “routine matter.” The following proposals are considered “non-routine matters” under the NYSE rules:

•	the election to the Board of the 11 director nominees named in this proxy statement; and

•	the proposal to approve, on an advisory basis, the compensation of our NEOs.

Accordingly, if your shares are held in “street name” and your broker has not received voting instructions from you, your broker may exercise its discretion to vote your shares on the proposal to ratify the selection of PwC as our independent registered public accounting firm, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be treated as present and entitled to vote at the Annual Meeting for purposes of establishing the presence or absence of a quorum and voted on the proposal to ratify the selection of PwC in the manner directed by the broker, but will constitute “broker non-votes” on each of the other proposals at the Annual Meeting. These broker non-votes will not be counted in determining the outcome of any of the other proposals.

How are abstentions treated?

For the election of directors, you may vote “for,” “against,” or “abstain” with respect to each director nominee. If you elect to “abstain” from the election of directors, the abstention will not have any effect on the election of directors. In determining the voting results for the election of directors, only “for” and “against” votes count.

For purposes of the proposals regarding the vote to approve, on an advisory basis, the compensation of our NEOs, and the vote to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2019, abstentions are treated as present and entitled to vote. Therefore, with respect to each of these proposals, abstentions have the effect of votes “AGAINST” the proposal.

Who is paying the cost of preparing, assembling and mailing the notice of the annual meeting of stockholders, proxy statement and form of proxy, and the solicitation of the proxies?

We will pay the costs associated with the preparation, assembly and mailing of the Notice, proxy statement and form of proxy, as well as the cost of soliciting proxies relating to the annual meeting. We will also pay brokers, banks and other nominees for the reasonable expenses of forwarding solicitation materials to their customers who own shares of our common stock. In addition to this proxy statement, our directors, officers and other regular administrative employees may solicit proxies. None of them will receive any additional compensation for such solicitation. We may conduct further solicitations of stockholders by telephone, e-mail, through press releases issued by us, advertisements in periodicals or postings on our website at www.corelogic.com through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. We have also retained Alliance Advisors to assist in the solicitation of proxies and related services, for a fee estimated to be approximately $19,500 plus an amount to cover expenses. In addition, we have agreed to indemnify Alliance Advisors against certain liabilities arising out of or in connection with the engagement.

How do I obtain a separate set of proxy materials if I share an address with other stockholders?

To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials, including our 2018 Annual Report, for the Annual Meeting or for our future meetings of stockholders, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to:

ALLIANCE ADVISORS, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Stockholders May Call Toll-Free: 855-325-6671

If you hold your shares through a broker, bank or other nominee, please contact your broker, bank or other nominee directly if you have questions, require additional copies of the proxy materials, or wish to request single or multiple copies of the proxy materials in the future.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results as soon as possible after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file with the SEC a Current Report on Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an amendment to that Form 8-K to disclose the final voting results.

Whom can I contact if I have questions or need assistance in voting my shares, or if I need additional copies of the proxy materials?

Please contact Alliance Advisors, the firm assisting the Board in the solicitation of proxies, at:

ALLIANCE ADVISORS, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Stockholders May Call Toll-Free: 855-325-6671

STOCKHOLDER PROPOSALS

Requirements for Director Nominations and Stockholder Proposals to be Brought Before an Annual Meeting. In order for a director nomination or a proposal by you or a fellow stockholder to be considered properly brought before an annual meeting, the stockholder must have given timely notice in writing to our Secretary. A stockholder’s notice to our Secretary shall set forth certain information concerning the stockholder and each director nomination or proposal, as specified in Section 2.10 of our Bylaws, and must comply with the other requirements specified in Section 2.10 of our Bylaws. To be timely for the 2020 annual meeting of stockholders, the notice must be delivered to our Corporate Secretary at our principal executive offices not later than the close of business on January 1, 2020 nor earlier than the close of business on January 31, 2020.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2020 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. The proposal must be received by us at our principal executive offices not later than November 20, 2019 in order to be considered for inclusion in our proxy materials for the 2020 annual meeting of stockholders.

GENERAL INFORMATION

We will, upon the written request of any stockholder on the record date for the Annual Meeting, furnish without charge a copy of our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2018 and will furnish, at a charge of $10, a copy of the exhibits thereto. Such request should contain a representation that the person requesting this material was a beneficial owner of our shares on the record date. Such request should be sent to the Chief Legal Officer at our address indicated on the first page of this proxy statement.

The Board is not aware of any matters to come before the Annual Meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the Annual Meeting, the holders of the proxies will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

Arnold A. Pinkston

Chief Legal Officer and Corporate Secretary

Irvine, California

March 19, 2019

CORPORATE SOCIAL RESPONSIBILITY

Corporate social responsibility is not just the right thing to do at CoreLogic, it’s an essential enabler of bringing our vision of powering the global real estate economy to life, one household at a time.

Information is at the core of smart decision making. CoreLogic uses the power of information, technology and services to help businesses and consumers connect to improve lives and create a better world. This serves as the founding principle of our commitment to corporate social responsibility and is translated into action through our efforts to make a difference in the communities where we live and work. Our dedication to our communities includes global programs that draw on our people, products and resources to strengthen financial empowerment. We believe that access to education, financial literacy, and safe and affordable housing contribute to financial independence.

Investment in our communities. One of our CORE values is to make a meaningful difference in the communities where we live and work through engagement. We strive to support our communities through partnerships (including Operation HOPE, Marine Corps Scholarship Foundation, Habitat for Humanity, American Heart Association, and the Boys & Girls Clubs of America), programs and initiatives that are built-to-last. We encourage our employees to give back through volunteerism and we contribute through direct and in-kind giving, including providing our employees with up to 16 hours of paid time off annually for volunteer service.

Commitment to a positive, diverse and inclusive experience for all employees. We are committed to maximizing the potential of our employees, our communities and the value we create for our stockholders. Diversity and inclusion are integral contributors to our business and workplace culture. We believe that building a diverse and inclusive culture is critical to winning in the workplace, in the marketplace and in the community. We demonstrate this by:

•

Setting measurable goals that advance our vision of leveraging the leadership, collaboration and contributions of our talented workforce to deliver unique property insights that power the global real estate economy;

•	Deploying industry-leading talent acquisition, development and career growth programs that elevate high-potential diverse talent;

•	Acquiring a broad and varied candidate pool of top-tier talent through targeted alliances with outreach partners including organizations focused on ethnic diversity, women and military veterans;

•	Sponsoring employee-led networks that inspire personal and professional development and serve as conduits for diversity initiatives;

•	Encouraging and supporting mentoring opportunities to champion talent and broaden development opportunities for our workforce; and

•	Holding ourselves accountable for delivering on our goals through effective governance.

CoreLogic is an Equal Employment Opportunity employer. We are committed to providing a workplace environment free from discrimination and harassment. We advance this agenda through onboarding and training for all employees, consistent administration of related employment practices and policies, and alignment of expectations and communications to all vendors and supplier partners.

We are steadfast in our investment in bridging community and business goals to discover strategic solutions on a global stage and to continue to explore innovative ways to drive societal progress that strengthens our communities and influences positive and lasting change.

APPENDIX A – UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains certain non-GAAP financial measures, such as adjusted EBITDA, adjusted EPS and FCF, which are provided only as supplemental information. The Company uses these non-GAAP adjusted financial measures to evaluate the Company’s operating and financial performance and for planning purposes, and as performance measures in its executive compensation program. Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, share-based compensation, non-operating gains/losses, and other adjustments. Adjusted EPS is defined as diluted income from continuing operations, net of tax per share, adjusted for share-based compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments; and assumes an effective tax rate of 26% and 35% for 2018 and 2017, respectively. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

CORELOGIC, INC.

RECONCILIATION OF ADJUSTED EBITDA

UNAUDITED

	For the Year Ended December 31, 2018
(in thousands)	PIRM	UWS	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$102,725	$238,424	$(218,698)	$—	$122,451
Income taxes	—	—	46,187	—	46,187
Depreciation and amortization	103,343	65,381	23,272	—	191,996
Interest expense, net	735	305	72,934	—	73,974
Share-based compensation	5,421	7,885	23,890	—	37,196
Impairment loss	—	7,721	—	—	7,721
Non-operating gains	(17,220)	—	(2,483)	—	(19,703)
Efficiency investments	2,143	1,058	17,802	—	21,003
Transaction costs	6,559	—	4,792	—	11,351
Amortization of acquired intangibles included in equity in earnings of affiliates	909	—	—	—	909
Adjusted EBITDA	$204,615	$320,774	$(32,304)	$—	$493,085

	For the Year Ended December 31, 2017
(in thousands)	PIRM	UWS	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$86,988	$222,928	$(160,382)	$—	$149,534
Income taxes	—	—	17,438	—	17,438
Depreciation and amortization	99,558	57,397	20,851	—	177,806
Interest expense, net	1,721	944	59,159	—	61,824
Share-based compensation	5,952	5,990	23,925	—	35,867
Non-operating losses	12,341	9,606	6,568	—	28,515
Efficiency investments	—	2,220	1,604	—	3,824
Transaction costs	—	779	3,747	—	4,526
Amortization of acquired intangibles included in equity in losses of affiliates	625	204	—	—	829
Adjusted EBITDA	$207,185	$300,068	$(27,090)	$—	$480,163

CORELOGIC, INC.

RECONCILIATION OF ADJUSTED EPS

UNAUDITED

	For the Year Ended December 31,
(diluted income per share)	2018	2017
Net income from continuing operations	$1.49	$1.75
Share-based compensation	0.45	0.42
Non-operating (gains)/losses	(0.24)	0.33
Efficiency investments	0.26	0.04
Impairment loss	0.09	—
Transaction costs	0.14	0.05
Depreciation and amortization of acquired software and intangibles	0.93	0.82
Amortization of acquired intangibles included in equity in earnings/(losses) of affiliates	0.01	0.01
Income tax effect on adjustments	(0.41)	(1.05)
Adjusted EPS	$2.72	$2.37

CORELOGIC, INC.

RECONCILIATION OF FREE CASH FLOW

UNAUDITED

(in thousands)	For the Year Ended December 31, 2018
Net cash provided by operating activities — continuing operations	$355,118
Purchases of property and equipment	(62,304)
Purchases of capitalized data and other intangible assets	(35,075)
Free cash flow	$257,739

(in thousands)	For the Year Ended December 31, 2017
Net cash provided by operating activities — continuing operations	$379,930
Purchases of property and equipment	(40,508)
Purchases of capitalized data and other intangible assets	(34,990)
Free cash flow	$304,432

From San Diego: Take l-5 north, transition to l-405 north. Exit Irvine Center Dr., keep to the left at the fork in the ramp. Turn left from the center lane on Enterprise, then turn right onto Irvine Center Dr. Take the first left onto Pacifica. Take the first left at the driveway between the two buildings.

From Los Angeles: Take l-5 south, exit at Alton Pkwy., keeping to the right, to take the ramp at Alton; slight right onto Enterprise. Turn left onto Alton Pkwy. Turn left onto Irvine Center Dr., then take the second right onto Pacifica. 40 Pacifica is on the left.

From Riverside: Take 91 west, transition to 55 south towards Newport Beach. Merge onto l-5 south towards San Diego. Take the exit at Alton Pkwy., keeping to the right, to take the ramp at Alton; slight right onto Enterprise. Turn left onto Alton Pkwy. Turn left onto Irvine Center Dr., then take the second right onto Pacifica. 40 Pacifica is on the left.

When you arrive, take a ticket and proceed into the parking garage. CoreLogic visitors parking is to the right.

40 Pacifica, Ste. 900

Irvine, CA 92618

corelogic.com

29-PROXY2019-0319-00	NYSE: CLGX © 2019 CoreLogic, Inc. All rights reserved.

ANNUAL MEETING OF STOCKHOLDERS

April 30, 2019, 2:00 p.m. Pacific Time

This proxy is solicited by CoreLogic’s Board of Directors.

The undersigned stockholder(s) of CoreLogic, Inc. hereby revoke(s) all previously granted proxies and appoint(s) Frank D. Martell and Arnold A. Pinkston, and each of them, as proxies for the undersigned, with power to act without the other and with power to each of substitution, and hereby authorize(s) them to attend the annual meeting of the stockholders of said corporation to be held April 30, 2019, at 2:00 p.m. Pacific Time, at the executive offices of CoreLogic, Inc., 40 Pacifica, Irvine, California 92618, and any postponements or adjournments thereof, and to vote all of the shares of common stock of CoreLogic, Inc. that the undersigned is/are entitled to vote at such meeting as indicated on the reverse side hereof, with all powers that the undersigned would have if acting in person, and with discretionary authority to act on such other matters as may properly come before said meeting or any postponements or adjournments thereof.

THE SHARES OF COMMON STOCK REPRESENTED HEREBY SHALL BE VOTED SPECIFICALLY ON THE PROPOSALS LISTED ON THE REVERSE SIDE HEREOF AS THERE SPECIFIED. WHERE NO SPECIFICATION IS MADE, SAID SHARES OF COMMON STOCK SHALL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

YOUR VOTE IS IMPORTANT – PLEASE VOTE TODAY

Continued and to be signed and dated on reverse side

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be held April 30, 2019.

The Notice of Annual Meeting and Proxy Statement and our 2018 Annual Report

to Stockholders are available at: http://www.viewproxy.com/CoreLogic/2019

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON EACH OF THE ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR each of the Nominees in Proposal 1 and FOR Proposals 2 and 3.	Please mark your votes like this

1. Election of directors:	FOR	AGAINST	ABSTAIN
01 J. David Chatham	☐	☐	☐
02 Douglas C. Curling	☐	☐	☐
03 John C. Dorman	☐	☐	☐
04 Paul F. Folino	☐	☐	☐
05 Frank D. Martell	☐	☐	☐
06 Claudia Fan Munce	☐	☐	☐
07 Thomas C. O’Brien	☐	☐	☐
08 Vikrant Raina	☐	☐	☐
09 Jaynie Miller Studenmund	☐	☐	☐
10 David F. Walker	☐	☐	☐
11 Mary Lee Widener	☐	☐	☐

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

☐ FOR      ☐ AGAINST      ☐ ABSTAIN

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

☐ FOR      ☐ AGAINST      ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

I plan on attending the meeting ☐

Please sign exactly as your name(s) appears on this proxy card. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this proxy card.

Date:
Signature
Signature (if held jointly)

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone.

Internet and telephone voting is available through 11:59 P.M. Eastern Daylight Time on April 29, 2019.

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet: Go to www.AALvote.com/CLGX	Vote Your Proxy by Phone: Call 1 (866) 804-9616	Vote Your Proxy by Mail:
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy card.